Exhibit 99.2

Item 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management on Internal Control Over Financial Reporting

The management of Bank of America Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.

The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control–Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2004, the Corporation’s internal control over financial reporting is effective based on the criteria established in Internal Control–Integrated Framework.

Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004, has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their accompanying report, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004.

Kenneth D. Lewis	Marc D. Oken
Chairman, President and Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bank of America Corporation:

We have completed an integrated audit of Bank of America Corporation’s 2004 Consolidated Financial Statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial Statements

In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders’ Equity and Consolidated Statements of Cash Flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These Consolidated Financial Statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We conducted our audits of these Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal Control Over Financial Reporting

Also, in our opinion, management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting that the Corporation maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina

February 25, 2005, except as to the effects of reclassifications of 2004, 2003 and 2002 balances for reportable segments as reflected in Notes 9 and 19 for which the date is July 11, 2005

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Income

	Year Ended December 31
(Dollars in millions, except per share information)	2004	2003	2002
Interest income
Interest and fees on loans and leases	$28,216	$21,668	$22,030
Interest and dividends on securities	7,265	3,068	3,941
Federal funds sold and securities purchased under agreements to resell	2,043	1,373	870
Trading account assets	4,016	3,947	3,757
Other interest income	1,687	1,507	1,456

Total interest income	43,227	31,563	32,054

Interest expense
Deposits	6,275	4,908	5,434
Short-term borrowings	4,434	1,871	1,982
Trading account liabilities	1,317	1,286	1,260
Long-term debt	2,404	2,034	2,455

Total interest expense	14,430	10,099	11,131

Net interest income	28,797	21,464	20,923
Noninterest income
Service charges	6,989	5,618	5,276
Investment and brokerage services	3,627	2,371	2,237
Mortgage banking income	414	1,922	761
Investment banking income	1,886	1,736	1,545
Equity investment gains (losses)	861	215	(280)
Card income	4,588	3,052	2,620
Trading account profits	869	409	778
Other income	863	1,127	643

Total noninterest income	20,097	16,450	13,580

Total revenue	48,894	37,914	34,503
Provision for credit losses	2,769	2,839	3,697
Gains on sales of debt securities	2,123	941	630
Noninterest expense
Personnel	13,473	10,446	9,682
Occupancy	2,379	2,006	1,780
Equipment	1,214	1,052	1,124
Marketing	1,349	985	753
Professional fees	836	844	525
Amortization of intangibles	664	217	218
Data processing	1,325	1,104	1,017
Telecommunications	730	571	481
Other general operating	4,439	2,930	2,865
Merger and restructuring charges	618	—	—

Total noninterest expense	27,027	20,155	18,445

Income before income taxes	21,221	15,861	12,991
Income tax expense	7,078	5,051	3,742

Net income	$14,143	$10,810	$9,249

Net income available to common shareholders	$14,127	$10,806	$9,244

Per common share information
Earnings	$3.76	$3.63	$3.04

Diluted earnings	$3.69	$3.57	$2.95

Dividends paid	$1.70	$1.44	$1.22

Average common shares issued and outstanding (in thousands)	3,758,507	2,973,407	3,040,085

Average diluted common shares issued and outstanding (in thousands)	3,823,943	3,030,356	3,130,935

See accompanying notes to Consolidated Financial Statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2004	2003
Assets
Cash and cash equivalents	$28,936	$27,084
Time deposits placed and other short-term investments	12,361	8,051
Federal funds sold and securities purchased under agreements to resell (includes $91,243 and $76,446 pledged as collateral)	91,360	76,492
Trading account assets (includes $38,929 and $18,722 pledged as collateral)	93,587	68,547
Derivative assets	30,235	29,009
Securities:
Available-for-sale (includes $45,127 and $20,858 pledged as collateral)	194,743	66,382
Held-to-maturity, at cost (market value - $329 and $254)	330	247

Total securities	195,073	66,629

Loans and leases	521,837	371,463
Allowance for loan and lease losses	(8,626)	(6,163)

Loans and leases, net of allowance	513,211	365,300

Premises and equipment, net	7,517	6,036
Mortgage servicing rights	2,482	2,762
Goodwill	45,262	11,455
Core deposit intangibles and other intangibles	3,887	908
Other assets	86,546	57,210

Total assets	$1,110,457	$719,483

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$163,833	$118,495
Interest-bearing	396,645	262,032
Deposits in foreign offices:
Noninterest-bearing	6,066	3,035
Interest-bearing	52,026	30,551

Total deposits	618,570	414,113

Federal funds purchased and securities sold under agreements to repurchase	119,741	78,046
Trading account liabilities	36,654	26,844
Derivative liabilities	17,928	15,062
Commercial paper and other short-term borrowings	78,598	34,980
Accrued expenses and other liabilities (includes $402 and $416 of reserve for unfunded lending commitments)	41,243	27,115
Long-term debt	98,078	75,343

Total liabilities	1,010,812	671,503

Commitments and contingencies (Notes 8 and 12)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized -100,000,000 shares; issued and outstanding - 1,090,189 and 2,539,200 shares	271	54
Common stock and additional paid-in capital, $0.01 par value; authorized - 7,500,000,000 and 5,000,000,000 shares; issued and outstanding - 4,046,546,212 and 2,882,287,572 shares	44,236	29
Retained earnings	58,006	50,198
Accumulated other comprehensive income (loss)	(2,587)	(2,148)
Other	(281)	(153)

Total shareholders’ equity	99,645	47,980

Total liabilities and shareholders’ equity	$1,110,457	$719,483

See accompanying notes to Consolidated Financial Statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders’ Equity

(Dollars in millions, shares in thousands)	Preferred Stock	Common Stock and Additional Paid-in Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss)(1)	Other	Total Share- holders’ Equity	Comprehensive Income
		Shares	Amount
Balance, December 31, 2001	$65	3,118,594	$5,076	$42,980	$437	$(38)	$48,520
Net income				9,249			9,249	$9,249
Net unrealized gains on available-for-sale debt and marketable equity securities					974		974	974
Net unrealized gains on foreign currency translation adjustments					3		3	3
Net unrealized losses on derivatives					(93)		(93)	(93)
Cash dividends paid:
Common				(3,704)			(3,704)
Preferred				(5)			(5)
Common stock issued under employee plans and related tax benefits		100,008	2,611			21	2,632
Common stock repurchased		(217,800)	(7,466)				(7,466)
Conversion of preferred stock	(7)	530	7
Other		50	268	(3)	(89)	33	209	(89)

Balance, December 31, 2002	58	3,001,382	496	48,517	1,232	16	50,319	10,044

Net income				10,810			10,810	10,810
Net unrealized losses on available-for-sale debt and marketable equity securities					(564)		(564)	(564)
Net unrealized gains on foreign currency translation adjustments					2		2	2
Net unrealized losses on derivatives					(2,803)		(2,803)	(2,803)
Cash dividends paid:
Common				(4,277)			(4,277)
Preferred				(4)			(4)
Common stock issued under employee plans and related tax benefits		139,298	4,372			(123)	4,249
Common stock repurchased		(258,686)	(4,936)	(4,830)			(9,766)
Conversion of preferred stock	(4)	294	4
Other			93	(18)	(15)	(46)	14	(15)

Balance, December 31, 2003	54	2,882,288	29	50,198	(2,148)	(153)	47,980	7,430

Net income				14,143			14,143	14,143
Net unrealized losses on available-for-sale debt and marketable equity securities					(126)		(126)	(126)
Net unrealized gains on foreign currency translation adjustments					13		13	13
Net unrealized losses on derivatives					(294)		(294)	(294)
Cash dividends paid:
Common				(6,452)			(6,452)
Preferred				(16)			(16)
Common stock issued under employee plans and related tax benefits		121,149	4,066			(127)	3,939
Stocks issued in acquisition(2)	271	1,186,728	46,480				46,751
Common stock repurchased		(147,859)	(6,375)	89			(6,286)
Conversion of preferred stock	(54)	4,240	54
Other			(18)	44	(32)	(1)	(7)	(32)

Balance, December 31, 2004	$271	4,046,546	$44,236	$58,006	$(2,587)	$(281)	$99,645	$13,704

(1)	At December 31, 2004, 2003 and 2002, Accumulated Other Comprehensive Income (Loss) includes Net Unrealized Gains (Losses) on Available-for-sale (AFS) Debt and Marketable Equity Securities of $(196), $(70) and $494, respectively; Net Unrealized Losses on Foreign Currency Translation Adjustments of $153, $166 and $168, respectively; and Net Unrealized Gains (Losses) on Derivatives of $(2,102), $(1,808) and $995, respectively.
(2)	Includes adjustment for the fair value of outstanding FleetBoston Financial Corporation (FleetBoston) stock options of $862.

See accompanying notes to Consolidated Financial Statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2004	2003	2002
Operating activities
Net income	$14,143	$10,810	$9,249
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for credit losses	2,769	2,839	3,697
Gains on sales of debt securities	(2,123)	(941)	(630)
Depreciation and premises improvements amortization	972	890	886
Amortization of intangibles	664	217	218
Deferred income tax benefit	(402)	(263)	(444)
Net increase in trading and hedging instruments	(13,180)	(13,153)	(13,133)
Net (increase) decrease in other assets	(11,928)	10,647	(2,345)
Net increase (decrease) in accrued expenses and other liabilities	4,583	12,067	(11,019)
Other operating activities, net	547	37	2,837

Net cash provided by (used in) operating activities	(3,955)	23,150	(10,684)

Investing activities
Net increase in time deposits placed and other short-term investments	(1,147)	(1,238)	(881)
Net increase in federal funds sold and securities purchased under agreements to resell	(3,880)	(31,614)	(16,770)
Proceeds from sales of available-for-sale securities	107,107	171,711	137,702
Proceeds from maturities of available-for-sale securities	26,973	26,953	26,777
Purchases of available-for-sale securities	(232,609)	(195,852)	(145,962)
Proceeds from maturities of held-to-maturity securities	153	779	43
Proceeds from sales of loans and leases	4,416	32,672	28,068
Other changes in loans and leases, net	(32,344)	(74,202)	(37,184)
Originations and purchases of mortgage servicing rights	(1,075)	(1,690)	(900)
Net purchases of premises and equipment	(863)	(209)	(939)
Proceeds from sales of foreclosed properties	198	247	142
Investment in unconsolidated subsidiary	—	(1,600)	—
Cash equivalents acquired net of purchase acquisitions	4,953	(140)	(110)
Other investing activities, net	986	898	2,676

Net cash used in investing activities	(127,132)	(73,285)	(7,338)

Financing activities
Net increase in deposits	64,423	27,655	12,963
Net increase in federal funds purchased and securities sold under agreements to repurchase	35,752	12,967	17,352
Net increase (decrease) in commercial paper and other short-term borrowings	37,437	13,917	(790)
Proceeds from issuance of long-term debt	21,289	16,963	10,850
Retirement of long-term debt	(16,904)	(9,282)	(15,364)
Proceeds from issuance of common stock	3,723	3,970	2,373
Common stock repurchased	(6,286)	(9,766)	(7,466)
Cash dividends paid	(6,468)	(4,281)	(3,709)
Other financing activities, net	(91)	(72)	(66)

Net cash provided by financing activities	132,875	52,071	16,143

Effect of exchange rate changes on cash and cash equivalents	64	175	15

Net increase (decrease) in cash and cash equivalents	1,852	2,111	(1,864)
Cash and cash equivalents at January 1	27,084	24,973	26,837

Cash equivalents at December 31	$28,936	$27,084	$24,973

Supplemental cash flow disclosures
Cash paid for interest	$13,765	$10,214	$11,253
Cash paid for income taxes	5,754	3,870	3,999

Assets and liabilities of a certain multi-seller asset-backed commercial paper conduit that was consolidated amounted to $4,350 in 2003.

Net transfers of Loans and Leases from loans held-for-sale (included in Other Assets) to the loan portfolio for Asset and Liability Management (ALM) purposes amounted to $1,106, $9,683 and $8,468 in 2004, 2003 and 2002, respectively.

The fair values of noncash assets acquired and liabilities assumed in the merger with FleetBoston were $224,492 and $182,862, respectively.

Approximately 1.2 billion shares of common stock, valued at approximately $45,622, were issued in connection with the merger with FleetBoston.

See accompanying notes to Consolidated Financial Statements.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Bank of America Corporation and its subsidiaries (the Corporation) through its banking and nonbanking subsidiaries, provide a diverse range of financial services and products throughout the United States and in selected international markets. At December 31, 2004, the Corporation operated its banking activities primarily under three charters: Bank of America, National Association (Bank of America, N.A.), Bank of America, N.A. (USA) and Fleet National Bank.

On April 1, 2004, the Corporation acquired all of the outstanding stock of FleetBoston (the Merger). FleetBoston’s results of operations were included in the Corporation’s results beginning on April 1, 2004. The Merger was accounted for as a purchase. For informational and comparative purposes, certain tables have been expanded to include a column entitled FleetBoston, April 1, 2004. This column represents balances acquired from FleetBoston as of April 1, 2004, including purchase accounting adjustments.

In order to more closely align with the scope of its businesses, the Corporation has renamed each of its business segments. Consumer and Small Business Banking has been renamed Global Consumer and Small Business Banking, Commercial Banking is now called Global Business and Financial Services, Global Corporate and Investment Banking is now called Global Capital Markets and Investment Banking and Wealth and Investment Management has been renamed Global Wealth and Investment Management.

Note 1—Summary of Significant Accounting Principles

Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current period presentation. Assets held in an agency or fiduciary capacity are not included in the Consolidated Financial Statements. The Corporation accounts for investments in companies in which it owns a voting interest of 20 percent to 50 percent and for which it may have significant influence over operating and financing decisions using the equity method of accounting. These investments are included in Other Assets and the Corporation’s proportionate share of income or loss is included in Other Income.

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.

During the second quarter of 2004, the Corporation’s Board of Directors (the Board) approved a 2-for-1 stock split in the form of a common stock dividend effective August 27, 2004, to common shareholders of record on August 6, 2004. All prior period common share and related per common share information has been restated to reflect the 2-for-1 stock split.

Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46), which provides a framework for identifying VIEs and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. The Corporation adopted FIN 46 on July 1, 2003, and consolidated approximately $12.2 billion of assets and liabilities related to certain of our multi-seller asset-backed commercial paper conduits (ABCP). On October 8, 2003, one of these entities, Ranger Funding Company (RFC) (formerly known as Receivables Capital Corporation), entered into a Subordinated Note Purchase Agreement (the Note) with an unrelated third

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

party which reduced our exposure to this entity’s losses under liquidity and credit agreements as these agreements are senior to the Note. This Note was issued in the principal amount of $23 million, an original maturity of five years and pays interest at 23 percent. Proceeds from the issuance of the Note were deposited into a separate account and may be used to cover losses incurred by RFC. Upon RFC’s issuance of this Note, the Corporation evaluated whether the Corporation continued to be the primary beneficiary of RFC and determined that the unrelated party which purchased the Note absorbed over 50 percent of the expected losses of RFC. We determined the amount of expected loss through mathematical analysis utilizing a Monte Carlo model that incorporates the cash flows from RFC’s assets and utilizes independent loss information. The noteholder is therefore the primary beneficiary of and is required to consolidate the entity. As a result of the sale of the Note, we deconsolidated approximately $8.0 billion of the previously consolidated assets and liabilities of the entity. The impact of this transaction on Net Income was the reduction in Interest Income of approximately $1 million and the reclassification of approximately $37 million from Net Interest Income to Noninterest Income for 2003. At December 31, 2004, this entity had total assets of $10.0 billion. There was no material impact to Net Income or Tier 1 Capital as a result of the adoption of FIN 46 or the subsequent deconsolidation of this entity, and prior periods were not restated. In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R), which is an update of FIN 46. The Corporation adopted FIN 46R as of March 31, 2004. Adoption of this rule did not have a material impact on the Corporation’s results of operations or financial condition. For additional information on VIEs, see Note 8 of the Consolidated Financial Statements.

On December 12, 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received and prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. SOP 03-3 is not expected to have a material impact on the Corporation’s results of operations or financial condition.

On March 9, 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105), which specifies that servicing assets embedded in commitments for loans to be held-for-sale should be recognized only when the servicing asset has been contractually separated from the associated loans by sale or securitization. The adoption of SAB 105 is effective for commitments entered into after March 31, 2004. The adoption of SAB 105 had no material impact on the Corporation’s results of operations or financial condition.

On March 18, 2004, the Emerging Issues Task Force (EITF) issued EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides recognition and measurement guidance regarding when impairments of equity and debt securities are considered other-than-temporary thereby requiring a charge to earnings, and also requires additional annual disclosures for investments in unrealized loss positions. The additional annual disclosure requirements were previously issued by the EITF in November 2003 and were effective for the Corporation for the year ended December 31, 2003. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, which delays the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance. We are currently evaluating the effect of the recognition and measurement provisions of EITF 03-1.

In the third quarter of 2004, the Corporation adopted FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), which superseded FSP No. FAS 106-1. FSP No. 106-2 provides authoritative guidance on accounting for the federal subsidy and other provisions of the Medicare Prescription Drug, Improvement and

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Modernization Act of 2003 (the Medicare Act). The effects of these provisions were recognized prospectively from July 1, 2004. A remeasurement on that date resulted in a reduction of $53 million in the Corporation’s accumulated postretirement benefit obligation. In addition, the Corporation’s net periodic benefit cost for other postretirement benefits has decreased by $15 million for 2004 as a result of the remeasurement.

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) “Share-based Payment” (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and generally requires that such transactions be accounted for using a fair value-based method with the resulting compensation cost recognized over the period that the employee is required to provide service in order to receive their compensation. SFAS 123R also amends SFAS No. 95, “Statement of Cash Flows,” requiring the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required. The Corporation plans to adopt SFAS 123R beginning July 1, 2005, using the modified-prospective method. The Corporation adopted the fair value-based method of accounting for stock-based employee compensation prospectively as of January 1, 2003, and as a result, adoption of SFAS 123R is not expected to have a material impact on the Corporation’s results of operations or financial condition.

On December 21, 2004, the FASB issued FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. 109-2). FSP No. 109-2 provides accounting and disclosure guidance for the foreign earnings repatriation provision within the American Jobs Creation Act of 2004 (the Act). The Act, signed into law on October 22, 2004, provided U.S. companies with the ability to elect to apply a special one-time tax deduction equal to 85 percent of certain earnings remitted from foreign subsidiaries, provided certain criteria are met. Much of the detailed guidance about how this special deduction will operate has yet to be issued by the U.S. Department of the Treasury and the Internal Revenue Service (IRS). Management is currently evaluating its opportunity to make this election for 2005 and expects to complete its evaluation after the release of detailed guidance, expected to occur by the third quarter of 2005. In accordance with FSP No. 109-2, the special deduction elective provision of the Act has not been considered in determining the provision for deferred U.S. income taxes on unremitted earnings of foreign subsidiaries. The range of unremitted earnings that management is considering for the special deduction election is $0 to $899 million, and the range of income tax effects that could result from remitting earnings from certain foreign subsidiaries that have been assumed to be permanently reinvested is approximately $0 to $30 million.

Stock-based Compensation

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123,” (SFAS 148) was adopted prospectively by the Corporation on January 1, 2003. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. All stock options granted under plans before the adoption date will continue to be accounted for under APB 25 unless these stock options are modified or settled subsequent to adoption. SFAS 148 was effective for all stock option awards granted in 2003 and thereafter. Under APB 25, the Corporation accounted for stock options using the intrinsic value method and no compensation expense was recognized, as the grant price was equal to the strike price. Under the fair value method, stock option compensation expense is measured on the date of grant using an option-pricing model. The option-pricing model is based on certain assumptions and changes to those assumptions may result in different fair value estimates.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In accordance with SFAS 148, the Corporation provides disclosures as if it had adopted the fair value-based method of measuring all outstanding employee stock options during 2004, 2003 and 2002. The following table presents the effect on Net Income and Earnings per Common Share had the fair value-based method been applied to all outstanding and unvested awards for 2004, 2003 and 2002.

	Year Ended December 31
(Dollars in millions, except per share data)	2004	2003	2002
Net income (as reported)	$14,143	$10,810	$9,249
Stock-based employee compensation expense recognized during the year, net of related tax effects	161	78	—
Stock-based employee compensation expense determined under fair value-based method, net of related tax effects(1)	(198)	(225)	(413)

Pro forma net income	$14,106	$10,663	$8,836

As reported
Earnings per common share	$3.76	$3.63	$3.04
Diluted earnings per common share	3.69	3.57	2.95
Pro forma
Earnings per common share	3.75	3.59	2.90
Diluted earnings per common share	3.69	3.52	2.82

(1)	Includes all awards granted, modified or settled for which the fair value was required to be measured under SFAS 123, except restricted stock. Restricted stock expense, included in Net Income for 2004, 2003 and 2002 was $288, $276 and $250, respectively.

In determining the pro forma disclosures in the previous table, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model and assumptions appropriate to each plan. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant date fair values of the options granted during 2004, 2003 and 2002 were based on the assumptions below. See Note 16 of the Consolidated Financial Statements for further discussion.

	Risk-free Interest Rate			Dividend Yield
	2004	2003	2002	2004	2003	2002
Shareholder approved plans	3.36%	3.82%	5.00%	4.56%	4.40%	4.76%
Broad-based plans(1)	n/a	n/a	4.14	n/a	n/a	4.37

	Expected Lives (Years)			Volatility
	2004	2003	2002	2004	2003	2002
Shareholder approved plans	5	7	7	22.12%	26.57%	26.86%
Broad-based plans(1)	n/a	n/a	4	n/a	n/a	31.02

(1)	There were no options granted under broad-based plans in 2004 or 2003.

n/a = not applicable

Compensation expense under the fair value-based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 2004, 2003 and 2002 may not be indicative of future amounts.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and Cash Equivalents.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation’s policy is to obtain the use of Securities Purchased under Agreements to Resell. The market value of the underlying securities, which collateralize the related receivable on agreements to resell, is monitored, including accrued interest. The Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

Collateral

The Corporation has accepted collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2004, the fair value of this collateral was approximately $152.5 billion of which $117.5 billion was sold or repledged. At December 31, 2003, the fair value of this collateral was approximately $86.9 billion of which $62.8 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation pledges securities as collateral in transactions that consist of repurchase agreements, public and trust deposits, Treasury tax and loan notes, and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

In addition, the Corporation obtains collateral in connection with its derivative activities. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. Based on provisions contained in legal netting agreements, the Corporation has netted cash collateral against the applicable derivative mark-to-market exposures. Accordingly, the Corporation offsets its obligation to return or its right to reclaim cash collateral against the fair value of the derivatives being collateralized.

Trading Instruments

Financial instruments utilized in trading activities are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized in Trading Account Profits.

Derivatives and Hedging Activities

All derivatives are recognized on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and offset cash collateral held with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The Corporation designates at inception whether the derivative contract is considered hedging or non-hedging for SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) accounting purposes. Non-hedging derivatives held for trading purposes are included in the Corporation’s trading portfolio with changes in fair value reflected in Trading Account Profits. Other non-hedging derivatives for accounting purposes that are considered economic hedges are also included in the trading portfolio with changes in fair value generally recorded in Trading Account Profits. Most credit derivatives used by the Corporation do not qualify for hedge accounting under SFAS 133 and despite being effective economic hedges, changes in the fair value of these derivatives are included in Trading Account Profits. Changes in the fair value of derivatives that serve as economic hedges of MSRs are recorded in Mortgage Banking Income.

For SFAS 133 hedges, the Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

undertaking various accounting hedges. Additionally, the Corporation uses dollar offset or regression analysis at the hedge’s inception, and quarterly thereafter, to assess whether the derivative used in its hedging transaction is expected to be or has been highly effective in offsetting changes in the fair value or cash flows of the hedged items. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value in earnings after termination of the hedge relationship.

The Corporation uses its derivatives designated as hedging for accounting purposes as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives. Fair value hedges are used to limit the Corporation’s exposure to total changes in the fair value of its fixed interest-earning assets or interest-bearing liabilities that are due to interest rate or foreign exchange volatility. Cash flow hedges are used to minimize the variability in cash flows of interest-earning assets or interest-bearing liabilities or forecasted transactions caused by interest rate or foreign exchange fluctuation. Changes in the fair value of derivatives designated for hedging activities that are highly effective as hedges are recorded in earnings or Accumulated Other Comprehensive Income (OCI), depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge, respectively. Hedge ineffectiveness, and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings in the same income statement caption that is used to record hedge effectiveness. SFAS 133 retains certain concepts under SFAS No. 52, “Foreign Currency Translation,” (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations as a component of Accumulated OCI.

The Corporation, from time to time, purchases or issues financial instruments containing embedded derivatives. The embedded derivative is separated from the host contract and carried at fair value if the economic characteristics of the derivative are not clearly and closely related to the economic characteristics of the host contract. To the extent that the Corporation cannot reliably identify and measure the embedded derivative, the entire contract is carried at fair value on the Consolidated Balance Sheet with changes in fair value reflected in earnings.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the previous adjustments of the carrying amount of the hedged asset or liability are subsequently accounted for in the same manner as other components of the carrying amount of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments are amortized to earnings over the remaining life of the respective asset or liability. If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, related amounts in Accumulated OCI are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings.

Interest Rate Lock Commitments

The Corporation enters into interest rate lock commitments (IRLCs) in connection with its mortgage banking activities to fund residential mortgage loans at specified times in the future. IRLCs that relate to the origination of mortgage loans that will be held for sale are considered derivative instruments under Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. As such, these IRLCs are recognized at fair value with changes in fair value recorded in the Consolidated Statement of Income.

Consistent with SAB 105, the Corporation does not record any unrealized gain or loss at the inception of the loan commitment, which is the time the commitment is issued to the borrower. The initial value of the loan commitment derivative is based on the consideration exchanged, if any, for entering into the commitment. In estimating the subsequent fair value of an IRLC, the Corporation assigns a probability to the loan commitment based on an expectation that it will be exercised and the loan will be funded. This probability is commonly referred to as the pull through assumption. The fair value of the commitments is

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

derived from the fair value of related mortgage loans, which is based on a highly liquid, readily observable market. Changes to the fair value of IRLCs are recognized based on interest rate changes, changes in the probability that the commitment will be exercised and the passage of time. Changes from the expected future cash flows related to the customer relationship or loan servicing are excluded from the valuation of the IRLCs.

Outstanding IRLCs expose the Corporation to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates. To protect against this risk, the Corporation utilizes forward loan sales commitments and other derivatives instruments, including options, to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The Corporation expects that the changes in the fair value of these derivative instruments will offset changes in the fair value of the IRLCs.

Securities

Debt securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as Securities as of the trade date. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities that are bought and held principally for the purpose of resale in the near term are classified as trading instruments and are stated at fair value with unrealized gains and losses included in Trading Account Profits. All other debt securities are classified as available-for-sale (AFS) and carried at fair value with net unrealized gains and losses included in Accumulated OCI on an after-tax basis.

Interest on debt securities, including amortization of premiums and accretion of discounts, are included in Interest Income. Realized gains and losses from the sales of debt securities, which are included in Gains on Sales of Debt Securities, are determined using the specific identification method.

Marketable equity securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Marketable equity securities that are bought and held principally for the purpose of resale in the near term are classified as trading instruments and are stated at fair value with unrealized gains and losses included in Trading Account Profits. Other marketable equity securities are classified as AFS and either recorded as AFS Securities if they are a component of the ALM portfolio, or otherwise recorded as Other Assets. All AFS marketable equity securities are carried at fair value with net unrealized gains and losses included in Shareholders’ Equity on an after-tax basis. Dividend income on AFS marketable equity securities is included in Interest Income. Dividend income on marketable equity securities recorded in Other Assets is included in Noninterest Income. Realized gains and losses on the sale of all AFS marketable equity securities, which are recorded in Equity Investment Gains, are determined using the weighted average method.

Venture capital investments for which there are active market quotes are carried at estimated fair value based on market prices and recorded as Other Assets. Nonpublic and other venture capital investments for which representative market quotes are not readily available are initially valued at cost. Subsequently, these investments are reviewed semi-annually and on a quarterly basis, where appropriate, and adjusted to reflect changes in value as a result of initial public offerings, market liquidity, the investees’ financial results, sales restrictions, or other than temporary declines in value. Gains and losses on all venture capital investments, both unrealized and realized, are recorded in Equity Investment Gains.

Loans and Leases

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

income over the lives of the related loans. Unearned income, discounts and premiums are amortized to income using methods that approximate the interest method.

The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged and direct financing leases is amortized over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses which includes the Allowance for Loan and Lease Losses, and the reserve for unfunded lending commitments represents management’s estimate of probable losses inherent in our lending activities. The Allowance for Loan and Lease Losses represents our estimated probable credit losses in our funded consumer, and commercial loans and leases while our reserve for unfunded lending commitments, including standby letters of credit and binding unfunded loan commitments, represents estimated probable credit losses in these off-balance sheet credit instruments based on utilization assumptions. Credit exposures, excluding Derivative Assets and Trading Account Assets, deemed to be uncollectible are charged against these accounts. Cash recovered on previously charged off amounts are credited to these accounts.

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectibility of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic conditions and credit scores. These consumer loss forecast models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. The remaining commercial portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information (including individual valuations on nonperforming loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114)) result in the estimation of the allowance for credit losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

If necessary, a specific Allowance for Loan and Lease Losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the present value of payments expected to be received, a specific allowance is established as a component of the Allowance for Loan and Lease Losses.

Three components of the Allowance for Loan and Lease Losses are allocated to cover the estimated probable losses in each loan and lease category based on the results of the Corporation’s detailed review process described above. The first component covers those commercial loans that are either nonperforming or impaired. The second component of the allocated allowance covers consumer loans and leases, and performing commercial loans and leases. The third or general component of the Allowance for Loan and Lease Losses, determined separately from the procedures outlined above, is maintained to cover uncertainties that affect our estimate of probable losses. These uncertainties include the imprecision

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

inherent in the forecasting methodologies, as well as domestic and global economic uncertainty and large single name defaults or event risk. Management assesses each of these components to determine the overall level of the third component. The relationship of the general component to the total Allowance for Loan and Lease Losses may fluctuate from period to period. Management evaluates the adequacy of the Allowance for Loan and Lease Losses based on the combined total of these three components.

In addition to the Allowance for Loan and Lease Losses, the Corporation also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, performance trends within specific portfolio segments and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.

The allowance for credit losses related to the loan and lease portfolio, and the reserve for unfunded lending commitments are reported on the Consolidated Balance Sheet in the Allowance for Loan and Lease Losses, and Accrued Expenses and Other Liabilities, respectively. Provision for Credit Losses related to the loans and leases portfolio, and unfunded lending commitments are both reported in the Consolidated Statement of Income in the Provision for Credit Losses.

Nonperforming Loans and Leases

Credit card loans are charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured consumer loans and deficiencies in non-real estate secured loans and leases are charged off at 120 days past due and not classified as nonperforming. Real estate secured consumer loans are placed on nonaccrual status and classified as nonperforming at 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due. Consumer loans are generally returned to performing status when principal or interest is less than 90 days past due.

Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming unless well-secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, without compensation on restructured loans, are classified as nonperforming until the loan is performing for an adequate period of time under the restructured agreement. In situations where the Corporation does not receive adequate compensation, the restructuring is considered a troubled debt restructuring. Interest accrued but not collected is reversed when a commercial loan is classified as nonperforming. Interest collections on commercial nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received. Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

Loans Held-for-Sale

Loans held-for-sale include residential mortgages, loan syndications, and to a lesser degree, commercial real estate, consumer finance and other loans, and are carried at the lower of aggregate cost or market value. Loans held-for-sale are included in Other Assets.

Premises and Equipment

Premises and Equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment, and the shorter of lease term or estimated useful life for leasehold improvements.

Mortgage Servicing Rights

Pursuant to agreements between the Corporation and its counterparties, $2.2 billion of Excess Spread Certificates (the Certificates) were converted into Mortgage Servicing Rights (MSRs) on June 1, 2004. Prior to the conversion of the Certificates into MSRs, the Certificates were accounted for on a mark-to-market basis (i.e. fair value) and changes in the value were recognized as Trading Account Profits. On the date of the conversion, the Corporation recorded these MSRs at the Certificates’ fair market value, and that value became their new cost basis. Subsequent to the conversion, the Corporation accounts for the MSRs at the lower of cost or market with impairment recognized as a reduction of Mortgage Banking Income. Except for Note 8 of the Consolidated Financial Statements, what are now referred to as MSRs include the Certificates for periods prior to the conversion.

During the second quarter of 2004, the Corporation entered into discussions with the Securities and Exchange Commission Staff (the Staff) regarding the accounting treatment for the Certificates and MSRs. The Corporation has concluded its discussions with the Staff regarding the prior accounting for the Certificates. Following discussions with the Staff, the conclusion was reached that the Certificates lacked sufficient separation from the MSRs to be accounted for as described above (i.e. fair value). Accordingly, the Corporation should have continued to account for the Certificates as MSRs (i.e. lower of cost or market). The effect on our previously filed Consolidated Financial Statements of following lower of cost or market accounting for the Certificates compared to fair value accounting (i.e. the prior accounting) is not material. Consequently, no revisions were made to previously filed Consolidated Financial Statements.

When applying SFAS 133 hedge accounting for derivative financial instruments that have been designated to hedge MSRs, loans underlying the MSRs being hedged are stratified into pools that possess similar interest rate and prepayment risk exposures. The Corporation has designated the hedged risk as the change in the overall fair value of these stratified pools within a daily hedge period. The Corporation performs both prospective and retrospective hedge effectiveness evaluations, using regression analyses. A prospective test is performed to determine whether the hedge is expected to be highly effective at the inception of the hedge. A retrospective test is performed at the end of the hedge period to determine whether the hedge was actually effective during the hedge period.

Other derivatives are used as economic hedges of the MSRs, but are not designated as hedges under SFAS 133. These derivatives are marked to market and recognized through Mortgage Banking Income. Securities are also used as economic hedges of MSRs, but do not qualify as hedges under SFAS 133 and, therefore, are accounted for as AFS Securities with realized gains recorded in Gains on Sales of Debt Securities and unrealized gains or losses recorded in Accumulated OCI.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s Goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142)) with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

value. In 2004, 2003 and 2002, Goodwill was tested for impairment and no impairment charges were recorded.

Other intangible assets subject to amortization are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. At December 31, 2004, intangible assets included on the Consolidated Balance Sheet consist of core deposit intangibles, purchased credit card relationship intangibles and other customer-related intangibles that are amortized on an accelerated basis using an estimated range of anticipated lives of 6 to 10 years.

Special Purpose Financing Entities

In the ordinary course of business, the Corporation supports its customers’ financing needs by facilitating the customers’ access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships, limited liability companies or trusts, and are generally not consolidated on the Corporation’s Consolidated Balance Sheet. The majority of these activities are basic term or revolving securitization vehicles for mortgages or other types of loans which are generally funded through term-amortizing debt structures. Other special purpose entities finance their activities by issuing short-term commercial paper. Both types of vehicles are designed to be paid off from the underlying cash flows of the assets held in the vehicle.

Securitizations

The Corporation securitizes, sells and services interests in residential mortgage loans, and from time to time, consumer finance, commercial and credit card loans. The accounting for these activities are governed by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125” (SFAS 140). The securitization vehicles are Qualified Special Purpose Entities (QSPEs) which, in accordance with SFAS 140, are legally isolated, bankruptcy remote and beyond the control of the seller. QSPEs are not included in the consolidated financial statements of the seller. When the Corporation securitizes assets, it may retain interest-only strips, one or more subordinated tranches and, in some cases, a cash reserve account which are generally considered residual interests in the securitized assets. The Corporation may also retain senior tranches in these securitizations. Gains and losses upon sale of the assets depend, in part, on the Corporation’s allocation of the previous carrying amount of the assets to the retained interests. Previous carrying amounts are allocated in proportion to the relative fair values of the assets sold and interests retained.

Quoted market prices are used to obtain fair values of senior retained interests. Generally, quoted market prices for retained residual interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward yield curves, discount rates and other factors that impact the value of retained interests. See Note 8 of the Consolidated Financial Statements for further discussion.

The excess cash flows expected to be received over the amortized cost of the retained interest is recognized as Interest Income using the effective yield method. If the fair value of the retained interest has declined below its carrying amount and there has been an adverse change in estimated contractual cash flows of the underlying assets, then such decline is determined to be other-than-temporary and the retained interest is written down to fair value with a corresponding adjustment to earnings.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Other Special Purpose Financing Entities

Other special purpose financing entities are generally funded with short-term commercial paper. These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments and provide the investors in the transaction protection from creditors of the Corporation in the event of bankruptcy or receivership of the Corporation. In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements.

The Corporation determines whether these entities should be consolidated by evaluating the degree to which it maintains control over the financing entity and will receive the risks and rewards of the assets in the financing entity. In making this determination, the Corporation considers whether the entity is a QSPE, which is generally not required to be consolidated by the seller or investors in the entity. For non-QSPE structures or VIEs, the Corporation assesses whether it is the primary beneficiary of the entity. In accordance with FIN 46R, the primary beneficiary is the party that consolidates a VIE based on its assessment that it will absorb a majority of the expected losses or expected residual returns of the entity, or both. For additional information on other special purpose financing entities, see Note 8 of the Consolidated Financial Statements.

Income Taxes

The Corporation accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109), resulting in two components of Income Tax Expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements.

Deferred tax assets have also been recognized for net operating loss carryforwards and tax credit carryforwards. Valuation allowances are then recorded to reduce deferred tax assets to the amounts management concludes are more likely than not to be realized.

Retirement Benefits

The Corporation has established qualified retirement plans covering substantially all full-time and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

In addition, the Corporation has established unfunded supplemental benefit plans and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor.

In addition, the Corporation has established several postretirement healthcare and life insurance benefit plans.

Other Comprehensive Income

The Corporation records unrealized gains and losses on AFS Securities, foreign currency translation adjustments, related hedges of net investments in foreign operations, and gains and losses on cash flow hedges in Accumulated OCI. Gains and losses on AFS Securities are reclassified to Net Income as the gains

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to Net Income at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to Net Income upon the sale or liquidation of investments in foreign operations. Gains or losses on derivatives accounted for as hedges are reclassified to Net Income in the same caption of the Consolidated Statement of Income that was affected by the hedged item.

Earnings Per Common Share

Earnings per Common Share is computed by dividing Net Income Available to Common Shareholders by the weighted average common shares issued and outstanding. For Diluted Earnings per Common Share, Net Income Available to Common Shareholders can be affected by the conversion of the registrant’s convertible preferred stock. Where the effect of this conversion would have been dilutive, Net Income Available to Common Shareholders is adjusted by the associated preferred dividends. This adjusted Net Income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding, restricted stock units and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable. The effects of convertible preferred stock, restricted stock units and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting unrealized gains or losses are reported as a component of Accumulated OCI on an after-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting realized gains or losses are included in income.

Co-Branding Credit Card Arrangements

The Corporation has co-brand arrangements that entitle a cardholder to receive benefits based on purchases made with the card. These arrangements have remaining terms generally not exceeding five years. The Corporation may pay one-time fees which would be deferred ratably over the term of the arrangement. The Corporation makes monthly payments to the co-brand partners based on the volume of cardholders’ purchases and on the number of points awarded to cardholders. Such payments are expensed as incurred and are recorded as contra-revenue.

Note 2—Merger and Restructuring Activity

FleetBoston

Pursuant to the Agreement and Plan of Merger, dated October 27, 2003, by and between the Corporation and FleetBoston (the Merger Agreement), the Corporation acquired 100 percent of the outstanding stock of FleetBoston on April 1, 2004, in a tax-free merger, in order to expand the Corporation’s presence in the Northeast. FleetBoston’s results of operations were included in the Corporation’s results beginning April 1, 2004.

As provided by the Merger Agreement, approximately 1.069 billion shares of FleetBoston common stock were exchanged for approximately 1.187 billion shares of the Corporation’s common stock, as adjusted for the stock split. At the date of the Merger, this represented approximately 29 percent of the Corporation’s outstanding common stock. FleetBoston shareholders also received cash of $4 million in lieu of any fractional shares of the Corporation’s common stock that would have otherwise been issued on April 1, 2004. Holders of

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

FleetBoston preferred stock received 1.1 million shares of the Corporation’s preferred stock. The Corporation’s preferred stock that was exchanged was valued using the book value of FleetBoston preferred stock. The depositary shares underlying the FleetBoston preferred stock, each representing a one-fifth interest in the FleetBoston preferred stock prior to the Merger, now represent a one-fifth interest in a share of the Corporation’s preferred stock. The purchase price was adjusted to reflect the effect of the 15.7 million shares of FleetBoston common stock that the Corporation already owned.

The Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (SFAS 141). Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the Merger date as summarized below.

(Dollars in millions)
Purchase price
FleetBoston common stock exchanged (in thousands)	1,068,635
Exchange ratio (as adjusted for the stock split)	1.1106

Total shares of the Corporation’s common stock exchanged (in thousands)	1,186,826
Purchase price per share of the Corporation’s common stock(1)	$38.44

Total value of the Corporation’s common stock exchanged		$45,622
FleetBoston preferred stock converted to the Corporation’s preferred stock		271
Fair value of outstanding stock options, direct acquisition costs and the effect of FleetBoston shares already owned by the Corporation		1,360

Total purchase price		$47,253

Allocation of the purchase price
FleetBoston stockholders’ equity		$19,329
FleetBoston goodwill and other intangible assets		(4,709)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Securities		(84)
Loans and leases		(770)
Premises and equipment		(738)
Identified intangibles		3,243
Other assets and deferred income tax		243
Deposits		(313)
Other liabilities		(286)
Exit and termination liabilities		(658)
Long-term debt		(1,182)

Fair value of net assets acquired		14,075

Estimated goodwill resulting from the Merger		$33,178

(1)	The value of the shares of common stock exchanged with FleetBoston shareholders was based upon the average of the closing prices of the Corporation’s common stock for the period commencing two trading days before, and ending two trading days after, October 27, 2003, the date of the Merger Agreement, as adjusted for the stock split.

Merger and Restructuring Charges

Merger and Restructuring Charges are recorded in the Consolidated Statement of Income, and include incremental costs to integrate Bank of America’s and FleetBoston’s operations. These charges represent costs associated with merger activities and do not represent on-going costs of the fully integrated combined organization. Systems integrations and related charges, and other, as shown in the table below, are expensed as incurred.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In addition, Merger and Restructuring Charges include costs related to an infrastructure initiative undertaken in the third quarter of 2004 to simplify the Corporation’s business model. In 2004, management engaged in a thorough review of major business units and supporting functions to ensure the Corporation is operating in a cost efficient manner. As a result of this review and additional opportunities the Corporation has identified to operate more efficiently through the Merger, the Corporation announced that it will reduce its workforce by approximately 2.5 percent, or 4,500 positions resulting in total severance costs of $149 million. Included in Merger and Restructuring Charges are $102 million incurred for this initiative. An additional $47 million of severance liabilities were recorded related to this initiative for legacy FleetBoston associates resulting in an increase in Goodwill. See analysis of exit costs and restructuring reserves below. The Corporation expects to incur additional severance costs related to this initiative of less than $5 million in 2005.

(Dollars in millions)	2004
Severance and employee-related charges:
Merger-related	$138
Infrastructure initiative	102
Systems integrations and related charges	249
Other	129

Total merger and restructuring charges	$618

Exit Costs and Restructuring Reserves

On April 1, 2004, $680 million of liabilities for FleetBoston’s exit and termination costs as a result of the Merger were recorded as purchase accounting adjustments resulting in an increase in Goodwill. Included in the $680 million were $507 million for severance, relocation and other employee-related costs, $168 million for contract terminations, and $5 million for other charges. As previously mentioned, during 2004, $47 million of additional liabilities was recorded related to severance costs for legacy FleetBoston associates in connection with the infrastructure initiative. In addition, during 2004, reductions in the exit costs reserve were recorded, due to revised estimates of $50 million for contract terminations and $19 million for severance costs. During 2004, cash payments of $276 million have been charged against this liability including $244 million of severance, relocation and other employee-related costs, and $32 million of contract terminations.

Restructuring charges through December 31, 2004 include the establishment of a reserve for legacy Bank of America associate severance and other employee-related charges of $240 million. Of this amount, $102 million was related to the infrastructure initiative. During 2004, cash payments of $74 million have been charged against this reserve.

Payments under these reserves are expected to be substantially completed by the end of 2005.

Exit Costs and Restructuring Reserves

(Dollars in millions)	Exit Costs Reserves(1)	Restructuring Reserves(2)
Balance, January 1, 2004	$—	$—
FleetBoston exit costs	658	—
Restructuring charges	—	138
Infrastructure initiative	—	102
Cash payments	(276)	(74)

Balance, December 31, 2004	$382	$166

(1)	Exit costs reserves were established in purchase accounting resulting in an increase in Goodwill.
(2)	Restructuring reserves were established by a charge to income.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the results of operations of the Corporation had the Merger taken place at the beginning of each period.

(Dollars in millions, except per common share information)	2004	2003
Net interest income	$30,584	$28,208
Noninterest income	21,615	21,877
Provision for credit losses	2,769	3,864
Gains on sales of debt securities	2,172	1,069
Merger and restructuring charges	618	—
Other noninterest expense	28,522	27,319
Income before income taxes	22,462	19,971
Net income	14,903	13,298

Per common share information
Earnings	$3.67	$3.21
Diluted earnings	3.61	3.17

Average common shares issued and outstanding (in thousands)	4,054,322	4,138,139

Average diluted common shares issued and outstanding (in thousands)	4,124,671	4,201,053

National Processing, Inc.

On October 15, 2004, the Corporation acquired all outstanding shares of National Processing, Inc. (NPC) for $1.4 billion in cash. NPC is a merchant acquirer of card transactions. As a part of the preliminary purchase price allocation, the Corporation allocated $482 million to other intangible assets and $625 million to Goodwill.

Note 3—Trading Account Assets and Liabilities

The Corporation engages in a variety of trading-related activities that are either for clients or its own account.

The following table presents the fair values of the components of Trading Account Assets and Liabilities at December 31, 2004 and 2003.

	December 31
(Dollars in millions)	2004	2003	FleetBoston April 1, 2004
Trading account assets
U.S. government and agency securities	$20,462	$16,073	$561
Corporate securities, trading loans and other	35,227	25,647	353
Equity securities	19,504	11,445	2
Mortgage trading loans and asset-backed securities	9,625	8,221	2,199
Foreign sovereign debt	8,769	7,161	94

Total	$93,587	$68,547	$3,209

Trading account liabilities
U.S. government and agency securities	$14,332	$7,304	$64
Equity securities	8,952	8,863	—
Corporate securities, trading loans and other	8,538	5,379	356
Foreign sovereign debt	4,793	5,276	—
Mortgage trading loans and asset-backed securities	39	22	355

Total	$36,654	$26,844	$775

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 4—Derivatives

The Corporation designates a derivative as held for trading or hedging purposes when it enters into the derivative contract. The designation may change based upon management’s reassessment or changing circumstances. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties. The Corporation also provides credit derivatives to customers who wish to increase or decrease credit exposures. In addition, the Corporation utilizes credit derivatives to manage the credit risk associated with the loan portfolio.

Credit Risk Associated with Derivative Activities

Credit risk associated with derivatives is measured as the net replacement cost in the event the counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. The Corporation’s derivative activities are primarily with financial institutions and corporations. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements, which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon occurrence of certain events. In addition, the Corporation reduces credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral will vary based on an assessment of the credit risk of the counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. The Corporation held $26.9 billion of collateral on derivative positions, of which $16.8 billion could be applied against credit risk at December 31, 2004.

A portion of the derivative activity involves exchange-traded instruments. Exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including margin and security deposit requirements. Management believes the credit risk associated with these types of instruments is minimal.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the contract/notional and credit risk amounts at December 31, 2004 and 2003 of the Corporation’s derivative positions held for trading and hedging purposes. These derivative positions are primarily executed in the over-the-counter market. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements, and on an aggregate basis have been reduced by the cash collateral held against Derivative Assets. At December 31, 2004 and 2003, the cash collateral held against Derivative Assets on the Consolidated Balance Sheet was $9.4 billion and $7.5 billion, respectively. In addition, at December 31, 2004 and 2003, the cash collateral placed against Derivative Liabilities was $6.0 billion and $9.5 billion, respectively.

Derivatives(1)

	December 31
	2004		2003		FleetBoston April 1, 2004
(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk
Interest rate contracts
Swaps	$11,597,813	$12,705	$8,873,600	$14,893	$105,366	$1,671
Futures and forwards	1,833,216	332	2,437,907	633	18,383	2
Written options	988,253	—	1,174,014	—	104,118	—
Purchased options	1,243,809	4,840	1,132,486	3,471	159,408	91
Foreign exchange contracts
Swaps	305,999	7,859	260,210	4,473	9,928	307
Spot, futures and forwards	956,995	3,593	775,105	4,202	33,941	403
Written options	167,225	—	138,474	—	2,854	—
Purchased options	163,243	679	133,512	669	2,776	58
Equity contracts
Swaps	34,130	1,039	30,850	364	1,026	127
Futures and forwards	4,078	—	3,234	—	—	—
Written options	37,080	—	25,794	—	779	—
Purchased options	32,893	5,741	24,119	5,370	811	55
Commodity contracts
Swaps	10,480	2,099	15,491	1,554	—	—
Futures and forwards	6,307	6	5,726	—	275	—
Written options	9,270	—	11,695	—	—	—
Purchased options	5,535	301	7,223	294	—	—
Credit derivatives	499,741	430	136,788	584	29,763	75

Credit risk before cash collateral		39,624		36,507		2,789
Less: Cash collateral held		9,389		7,498		96

Total derivative assets		$30,235		$29,009		$2,693

(1)	Includes both long and short derivative positions.

The average fair value of Derivative Assets for 2004 and 2003 was $28.0 billion and $27.8 billion, respectively. The average fair value of Derivative Liabilities for 2004 and 2003 was $15.7 billion and $15.9 billion, respectively. Included in the average fair value of Derivative Assets and Derivative Liabilities in 2004 was $1.5 billion and $920 million, respectively, from the addition of derivatives acquired from FleetBoston.

ALM Process

Interest rate contracts and foreign exchange contracts are utilized in the Corporation’s ALM process. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect Net Interest Income. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest Income and Interest Expense on hedged variable-rate assets and liabilities, respectively, increase or decrease as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to manage its interest rate risk position. Non-leveraged generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors, swaptions and options on index futures contracts. Futures contracts used for the ALM process are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s equity investments in foreign subsidiaries. Foreign exchange contracts, which include spot, futures and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts except that they are based on currencies rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Fair Value and Cash Flow Hedges

The Corporation uses various types of interest rate and foreign currency exchange rate derivative contracts to protect against changes in the fair value of its fixed-rate assets and liabilities due to fluctuations in interest rates and exchange rates. The Corporation also uses these contracts to protect against changes in the cash flows of its variable-rate assets and liabilities, and other forecasted transactions.

For cash flow hedges, gains and losses on derivative contracts reclassified from Accumulated OCI to current period earnings are included in the line item in the Consolidated Statement of Income in which the hedged item is recorded and in the same period the hedged item affects earnings. During the next 12 months, net losses on derivative instruments included in Accumulated OCI, of approximately $136 million (pre-tax) are expected to be reclassified into earnings. These net gains reclassified into earnings are expected to increase income or decrease expense on the respective hedged items.

The following table summarizes certain information related to the Corporation’s hedging activities for 2004 and 2003.

(Dollars in millions)	2004	2003
Fair value hedges
Hedge ineffectiveness recognized in earnings(1)	$10	$—
Net loss excluded from assessment of effectiveness(2)	(6)	(101)
Cash flow hedges
Hedge ineffectiveness recognized in earnings(3)	104	53
Net gain excluded from assessment of effectiveness	—	26
Net investment hedges
Gains (losses) included in foreign currency translation adjustments within accumulated other comprehensive income	(157)	(194)

(1)	Included $(8) recorded in Net Interest Income and $18 recorded in Mortgage Banking Income in the Consolidated Statement of Income in 2004.
(2)	Included $(5) and $(101), respectively, recorded in Net Interest Income related to the excluded time value of certain hedges and $(1) and $0, respectively, recorded in Mortgage Banking Income in the Consolidated Statement of Income in 2004 and 2003.
(3)	Included $117 and $38, respectively, recorded in Mortgage Banking Income in the Consolidated Statement of Income for 2004 and 2003, and $(13) and $15 recorded in Net Interest Income from other various cash flow hedges in 2004 and 2003, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 5—Securities

The amortized cost, gross unrealized gains and losses, and fair value of AFS debt and marketable equity securities, and Held-to-maturity Securities at December 31, 2004, 2003 and 2002 were:

(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities
2004
U.S. Treasury securities and agency debentures	$826	$—	$1	$825
Mortgage-backed securities	173,697	174	624	173,247
Foreign sovereign securities	7,437	36	26	7,447
Other taxable securities	9,493	—	13	9,480

Total taxable	191,453	210	664	190,999

Tax-exempt securities	3,662	87	5	3,744

Total available-for-sale securities	$195,115	$297	$669	$194,743

Available-for-sale marketable equity securities(1)	$3,571	$32	$2	$3,601

2003
U.S. Treasury securities and agency debentures	$710	$5	$2	$713
Mortgage-backed securities	56,403	63	575	55,891
Foreign sovereign securities	2,816	23	38	2,801
Other taxable securities	4,765	36	69	4,732

Total taxable	64,694	127	684	64,137

Tax-exempt securities	2,167	79	1	2,245

Total available-for-sale securities	$66,861	$206	$685	$66,382

Available-for-sale marketable equity securities(1)	$2,803	$394	$31	$3,166

2002
U.S. Treasury securities and agency debentures	$691	$20	$—	$711
Mortgage-backed securities	58,813	847	5	59,655
Foreign sovereign securities	2,235	30	103	2,162
Other taxable securities	1,095	25	38	1,082

Total taxable	62,834	922	146	63,610

Tax-exempt securities	2,824	96	4	2,916

Total available-for-sale securities	$65,658	$1,018	$150	$66,526

Available-for-sale marketable equity securities(1)	$2,761	$19	$127	$2,653

Held-to-maturity securities
2004
Taxable securities	$41	$4	$4	$41

Tax-exempt securities	289	—	1	288

Total held-to-maturity securities	$330	$4	$5	$329

2003
Mortgage-backed securities	$1	$—	$—	$1
Foreign sovereign securities	49	—	3	46
Other taxable securities	46	3	—	49

Total taxable	96	3	3	96

Tax-exempt securities	151	7	—	158

Total held-to-maturity securities	$247	$10	$3	$254

2002
Mortgage-backed securities	$3	$—	$—	$3
Foreign sovereign securities	788	10	49	749
Other taxable securities	45	4	—	49

Total taxable	836	14	49	801

Tax-exempt securities	190	10	—	200

Total held-to-maturity securities	$1,026	$24	$49	$1,001

(1)	Represents those AFS marketable equity securities that are recorded in Other Assets on the Consolidated Balance Sheet.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2004, accumulated net unrealized losses on AFS debt and marketable equity securities included in Shareholders’ Equity were $196 million, net of the related income tax benefit of $146 million. At December 31, 2003, accumulated net unrealized losses on these securities were $70 million, net of the related income tax benefit of $46 million.

The following table presents the current fair value and the associated unrealized losses only on investments in securities with unrealized losses at December 31, 2004. Unrealized losses on marketable equity securities at December 31, 2004 were not considered material. The table also discloses whether these securities have had unrealized losses for less than 12 months, or for 12 months or longer.

	Less than 12 months		12 months or longer		Total
(Dollars in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities
U.S. Treasury securities and agency debentures(1)	$381	$(1)	$22	$—	$403	$(1)
Mortgage-backed securities	52,687	(297)	17,426	(327)	70,113	(624)
Foreign sovereign securities	4,964	(11)	99	(15)	5,063	(26)
Other taxable securities	1,130	(9)	37	(4)	1,167	(13)

Total taxable	59,162	(318)	17,584	(346)	76,746	(664)
Tax-exempt securities(1)	1,088	(5)	21	—	1,109	(5)

Total temporarily-impaired available-for-sale securities	60,250	(323)	17,605	(346)	77,855	(669)

Temporarily-impaired marketable equity securities	83	(2)	—	—	83	(2)

Held-to-maturity securities
Taxable securities	41	(4)	—	—	41	(4)
Tax-exempt securities	288	(1)	—	—	288	(1)

Total temporarily-impaired held-to-maturity securities	329	(5)	—	—	329	(5)

Total temporarily-impaired securities	$60,662	$(330)	$17,605	$(346)	$78,267	$(676)

(1)	Unrealized losses less than $500,000 are shown as zero.

The unrealized losses associated with U.S. Treasury securities and agency debentures, mortgage-backed securities, certain foreign sovereign securities, other taxable securities and tax-exempt securities are not considered to be other-than-temporary because their unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer. The Corporation also has unrealized losses associated with other foreign sovereign securities; however, these losses are not considered other-than-temporary because the principal of these securities is guaranteed by the U. S. government.

The Corporation had investments in Securities from the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) that exceeded 10 percent of consolidated Shareholders’ Equity as of December 31, 2004 and 2003. Those investments had market values of $133.6 billion and $35.8 billion, respectively, at December 31, 2004 and $36.6 billion and $5.9 billion, respectively, as of December 31, 2003. In addition, these investments had total amortized costs of $132.9 billion and $35.9 billion, respectively, as of December 31, 2004 and $37.1 billion and $6.0 billion, respectively, as of December 31, 2003.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Securities are pledged or assigned to secure borrowed funds, government and trust deposits, and for other purposes. The carrying value of pledged Securities was $45.1 billion and $20.9 billion at December 31, 2004 and 2003, respectively.

The contractual maturity distribution and yields of the Corporation’s securities portfolio at December 31, 2004 are summarized in the following table. Actual maturities may differ from the contractual or expected maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years(1)		Total
(Dollars in millions)	Amount	Yield(2)	Amount	Yield(2)	Amount	Yield(2)	Amount	Yield(2)	Amount	Yield(2)
Fair value of available-for-sale securities
U.S. Treasury securities and agency debentures	$101	1.94%	$576	3.04%	$131	3.86%	$17	5.40%	$825	3.09%
Mortgage-backed securities	4	2.15	91,665	5.08	65,622	5.31	15,956	5.51	173,247	5.21
Foreign sovereign securities	757	4.90	1,377	2.46	1,799	3.04	3,514	3.98	7,447	3.56
Other taxable securities	140	2.90	2,614	3.56	2,877	4.98	3,849	5.56	9,480	4.81

Total taxable	1,002	4.31	96,232	4.99	70,429	5.23	23,336	5.29	190,999	5.11
Tax-exempt securities(3)	924	2.55	181	4.52	1,554	6.11	1,085	6.54	3,744	5.28

Total available-for-sale securities	$1,926	3.47%	$96,413	4.99%	$71,983	5.25%	$24,421	5.34%	$194,743	5.12%

Amortized cost of available-for-sale securities	$1,926		$96,439		$72,010		$24,740		$195,115

Amortized cost of held-to- maturity securities
Taxable securities	$41	2.30%	$—	—%	$—	—%	$—	—%	$41	2.30%
Tax-exempt securities(3)	258	1.72	26	2.70	4	4.37	1	0.26	289	1.85

Total held-to-maturity securities	$299	1.80%	$26	2.70%	$4	4.37%	$1	0.26%	$330	1.90%

Fair value of held-to- maturity securities	$298		$26		$4		$1		$329

(1)	Includes securities with no stated maturity.
(2)	Yields are calculated based on the amortized cost of the securities.
(3)	Yield of tax-exempt securities calculated on a fully taxable-equivalent basis.

The components of realized gains and losses on sales of debt securities for 2004, 2003 and 2002 were:

(Dollars in millions)	2004	2003	2002
Gross gains	$2,270	$1,246	$1,035
Gross losses	(147)	(305)	(405)

Net gains on sales of debt securities	$2,123	$941	$630

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Income Tax Expense attributable to realized net gains on debt securities sales was $788 million, $329 million and $220 million in 2004, 2003 and 2002, respectively.

Note 6—Outstanding Loans and Leases

Outstanding loans and leases at December 31, 2004 and 2003 were:

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Consumer
Residential mortgage	$178,103	$140,513	$34,571
Credit card	51,726	34,814	6,848
Home equity lines	50,126	23,859	13,799
Direct/Indirect consumer	40,513	33,415	6,113
Other consumer(1)	7,439	7,558	1,272

Total consumer	327,907	240,159	62,603

Commercial
Commercial - domestic	122,095	91,491	31,796
Commercial real estate(2)	32,319	19,367	9,982
Commercial lease financing	21,115	9,692	10,720
Commercial - foreign	18,401	10,754	9,160

Total commercial	193,930	131,304	61,658

Total	$521,837	$371,463	$124,261

(1)	Includes consumer finance, foreign consumer and consumer lease financing of $3,395, $3,563 and $481 at December 31, 2004, respectively, and $3,905, $1,969 and $1,684 at December 31, 2003, respectively.
(2)	Includes domestic and foreign commercial real estate loans of $31,879 and $440 at December 31, 2004, respectively, and $19,043 and $324 at December 31, 2003, respectively.

The Corporation sold whole mortgage loans and recognized gains (losses) in Other Income on the Consolidated Statement of Income of ($2), $772 and $500, for 2004, 2003 and 2002, respectively.

The following table presents the gross recorded investment in specific loans, without consideration to the specific component of the Allowance for Loan and Lease Losses, that were considered individually impaired in accordance with SFAS 114 at December 31, 2004 and 2003. SFAS 114 impairment includes performing troubled debt restructurings, and excludes all commercial leases.

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Commercial - domestic	$868	$1,404	$349
Commercial real estate	87	153	85
Commercial - foreign	273	581	480

Total impaired loans	$1,228	$2,138	$914

The average recorded investment in certain impaired loans for 2004, 2003 and 2002 was approximately $1.6 billion, $3.0 billion and $3.9 billion, respectively. At December 31, 2004 and 2003, the recorded investment in impaired loans requiring an Allowance for Loan and Lease Losses based on individual analysis per SFAS 114 guidelines was $926 million and $2.0 billion, and the related Allowance for Loan and Lease Losses was $202 million and $391 million, respectively. For 2004, 2003 and 2002, Interest Income recognized on impaired loans totaled $21 million, $105 million and $156 million, respectively, all of which was recognized on a cash basis.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2004 and 2003, nonperforming loans and leases, including impaired loans and nonaccrual consumer loans, totaled $2.2 billion and $2.9 billion, respectively. Nonperforming securities, which are primarily related to international securities held in the AFS securities portfolio, were obtained through troubled debt restructurings, largely acquired through FleetBoston, and amounted to $140 million at December 31, 2004. In addition, included in Other Assets were nonperforming loans held-for-sale and leveraged lease partnership interests of $151 million and $202 million at December 31, 2004 and 2003, respectively.

Foreclosed properties amounted to $102 million and $148 million at December 31, 2004 and 2003, respectively, and are included in Other Assets on the Consolidated Balance Sheet. The cost of carrying foreclosed properties in 2004, 2003 and 2002 amounted to $3 million, $3 million and $7 million, respectively.

Note 7—Allowance for Credit Losses

The following table summarizes the changes in the allowance for credit losses for 2004, 2003 and 2002:

(Dollars in millions)	2004	2003	2002
Allowance for loan and lease losses, January 1	$6,163	$6,358	$6,278
FleetBoston balance, April 1, 2004	2,763	—	—
Loans and leases charged off	(4,092)	(3,867)	(4,460)
Recoveries of loans and leases previously charged off	979	761	763

Net charge-offs	(3,113)	(3,106)	(3,697)

Provision for loan and lease losses	2,868	2,916	3,801
Transfers(1)	(55)	(5)	(24)

Allowance for loan and lease losses, December 31	8,626	6,163	6,358

Reserve for unfunded lending commitments, January 1	416	493	597
FleetBoston balance, April 1, 2004	85	—	—
Provision for unfunded lending commitments	(99)	(77)	(104)

Reserve for unfunded lending commitments, December 31	402	416	493

Total	$9,028	$6,579	$6,851

(1)	Includes primarily transfers to loans held-for-sale.

Note 8—Special Purpose Financing Entities

The Corporation securitizes assets and may retain a portion or all of the securities, subordinated tranches, interest-only strips and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized assets. Those assets may be serviced by the Corporation or by third parties. The Corporation also uses other special purpose financing entities to access the commercial paper market and for other lending, leasing and real estate activities. See Note 1 of the Consolidated Financial Statements for a more detailed discussion of securitizations and other special purpose financing entities.

Mortgage-related Securitizations

The Corporation securitizes the majority of its residential mortgage loan originations in conjunction with or shortly after loan closing. In addition, the Corporation may, from time to time, securitize commercial mortgages and first residential mortgages that it originates or purchases from other entities. In 2004 and 2003, the Corporation converted a total of $96.9 billion (including $18.0 billion originated by other entities) and $121.1 billion (including $13.0 billion originated by other entities), respectively, of residential first mortgages and commercial mortgages into mortgage-backed securities issued through Fannie Mae, Freddie

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Mac, Government National Mortgage Association (Ginnie Mae), Bank of America, N.A. and Banc of America Mortgage Securities. At December 31, 2004 and 2003, the Corporation retained $9.2 billion (including $1.2 billion issued prior to 2004) and $1.7 billion of securities, respectively. At December 31, 2004, these retained interests were valued using quoted market prices.

For 2004, the Corporation reported $952 million in gains on loans converted into securities and sold, of which $886 million was from loans originated by the Corporation and $66 million was from loans originated by other entities. For 2003, the Corporation reported $2.4 billion in gains on loans converted into securities and sold, of which $2.0 billion was from loans originated by the Corporation and $381 million was from loans originated by other entities. At December 31, 2004, the Corporation had recourse obligations of $558 million with varying terms up to seven years on loans that had been securitized and sold.

In addition to the retained interests in the securities, the Corporation has retained MSRs from the sale or securitization of residential mortgage loans. Servicing fee and ancillary fee income on all loans serviced, including securitizations, was $568 million and $314 million in 2004 and 2003, respectively. The activity in MSRs for 2004 and 2003 is as follows:

(Dollars in millions)	2004	2003
Balance, January 1	$479	$499

Additions(1)	3,036	201
Amortization	(360)	(145)
Change in value attributed to SFAS 133 hedged MSRs(2)	(210)	—
Impairment, net of recoveries	(463)	(76)

Balance, December 31(3, 4)	$2,482	$479

(1)	Includes $2.2 billion of Certificates converted to MSRs on June 1, 2004.
(2)	Excludes $228 of offsetting derivative hedge gains recognized in Mortgage Banking Income for 2004.
(3)	Net of impairment allowance of $361 for 2004.
(4)	2003 does not include $2.3 billion of Certificates.

The estimated fair value of MSRs was $2.5 billion and $479 million at December 31, 2004 and 2003, respectively. The additions during 2004 included $2.2 billion of MSRs as a result of the conversion of Certificates discussed in Note 1 of the Consolidated Financial Statements.

The key economic assumptions used in valuations of MSRs include modeled prepayment rates and resultant expected weighted average lives of the MSRs and the option adjusted spread (OAS) levels. An OAS model runs multiple interest rate scenarios and projects prepayments specific to each one of those interest rate scenarios.

As of December 31, 2004, the modeled weighted average lives of MSRs related to fixed and adjustable rate loans (including hybrid ARMs) were 4.65 years and 3.02 years, respectively. A decrease of 10 and 20 percent in modeled prepayments would extend the expected weighted average lives for MSRs related to fixed rate loans to 5.01 years and 5.40 years, respectively, and would extend the expected weighted average lives for MSRs related to adjustable rate loans to 3.32 years and 3.68 years, respectively. The expected extension of weighted average lives would increase the value of MSRs by a range of $143 million to $295 million. An increase of 10 and 20 percent in modeled prepayments would reduce the expected weighted average lives for MSRs related to fixed rate loans to 4.38 years and 4.11 years, respectively, and would reduce the expected weighted average lives for MSRs related to adjustable rate loans to 2.78 years and 2.57 years, respectively. The expected reduction of weighted average lives would decrease the value of MSRs by a range of $112 million to $219 million. A decrease of 100 and 200 basis points (bps) in the OAS level would result in an increase in the value of MSRs ranging from $89 million to $185 million, and an increase of 100 and 200 bps in the OAS level would result in a decrease in the value of MSRs ranging from $83 million to $160 million.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For purposes of evaluating and measuring impairment, the Corporation stratifies the portfolio based on the predominant risk characteristics of loan type and note rate. Indicated impairment, by risk stratification, is recognized as a reduction in Mortgage Banking Income, through a valuation allowance, for any excess of adjusted carrying value over estimated fair value. Impairment, net of recoveries of MSRs totaled $463 million for 2004. For 2003, changes in the value of the Certificates and MSRs were recognized as Trading Account Profits. Impairment charges in 2004 included changes to valuation assumptions and prepayment adjustments related to expectations regarding future prepayment speeds and other assumptions totaling $261 million. Additional impairment reflects decreases in the value of MSRs primarily due to increased probability of prepayments driven by decreases in market interest rates during the second half of 2004.

Other Securitizations

As a result of the Merger, the Corporation acquired an interest in several credit card, home equity loan and commercial loan securitization vehicles, which had aggregate debt securities outstanding of $10.3 billion as of December 31, 2004. During 2004, the Corporation securitized $2.0 billion of automobile loans and retained $1.7 billion of the AAA securities, which are held in the AFS securities portfolio.

At December 31, 2004 and 2003, investment grade securities of $2.9 billion and $2.1 billion, respectively, which are valued using quoted market prices remained in the AFS securities portfolio. At December 31, 2004 there were no recognized servicing assets associated with these securitization transactions.

The Corporation has provided protection on a subset of one consumer finance securitization in the form of a guarantee with a maximum payment of $220 million that will only be paid if over-collateralization is not sufficient to absorb losses and certain other conditions are met. The Corporation projects no payments will be due over the life of the contract, which is approximately one year.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Key economic assumptions used in measuring the fair value of certain residual interests (included in Other Assets) in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

	Credit Card		Subprime Consumer Finance(1)		Automobile Loans(2)	Home Equity Lines	Commercial Loans
(Dollars in millions)	2004	2003	2004	2003	2004	2004	2004
Carrying amount of residual interests (at fair value)(2)	$349	$76	$313	$328	$34	$17	$130
Balance of unamortized securitized loans	6,903	1,782	5,886	9,409	1,644	630	3,337
Weighted average life to call (in years)(3)	1.2	1.4	1.3	1.6	1.4	1.3	n/a
Revolving structures - annual payment rate	13.7%	14.9%				45.0%	4.5	%(4)
Amortizing structures - annual constant prepayment rate:
Fixed rate loans			7.5%-32.7%	7.8-32.6%	24.9%
Adjustable rate loans			27.0-40.8	27.0-42.4	—
Impact on fair value of 100 bps favorable change	$1	$—	$1	$4	$—	$—	$2
Impact on fair value of 200 bps favorable change	2	—	11	11	—	1	2
Impact on fair value of 100 bps adverse change	(1)	—	(9)	(11)	—	—	(1)
Impact on fair value of 200 bps adverse change	(2)	—	(17)	(15)	(1)	(1)	(1)
Expected credit losses(5)	5.3-9.7%	5.3%	5.1-12.3%	4.6-11.0%	1.6%	0.2%	0.4%
Impact on fair value of 10% favorable change	$18	$2	$27	$37	$3	$—	$1
Impact on fair value of 25% favorable change	47	5	71	100	6	—	2
Impact on fair value of 10% adverse change	(15)	(2)	(27)	(37)	(2)	—	(1)
Impact on fair value of 25% adverse change	(27)	(5)	(68)	(82)	(6)	—	(2)
Residual cash flows discount rate (annual rate)	6.0-12.0%	6.0%	15.0-30.0%	15.0-30.0%	20.0%	12.0%	12.3%
Impact on fair value of 100 bps favorable change	$—	$—	$6	$8	$1	$—	$1
Impact on fair value of 200 bps favorable change	—	—	12	16	1	—	2
Impact on fair value of 100 bps adverse change	—	—	(6)	(8)	(1)	—	(1)
Impact on fair value of 200 bps adverse change	—	—	(12)	(15)	(1)	—	(2)

(1)	Subprime consumer finance includes subprime real estate loan and manufactured housing loan securitizations, which are all serviced by third parties.
(2)	Residual interests include interest-only strips, one or more subordinated tranches, accrued interest receivable, and in some cases, a cash reserve account.
(3)	Before any optional clean-up calls are executed, economic analyses will be performed.
(4)	Monthly average net pay rate (pay rate less draw rate).
(5)	Annual rates of expected credit losses are presented for credit card, home equity lines and commercial securitizations. Cumulative lifetime rates of expected credit losses (incurred plus projected) are presented for subprime consumer finance securitizations and the auto loan securitizations.

n/a = not applicable

The sensitivities in the preceding table are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate risk associated with retained residual positions. The above sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Static pool net credit losses are considered in determining the value of retained interests. Static pool net credit losses include actual losses incurred plus projected credit losses divided by the original balance of each securitization pool. Expected static pool net credit losses at December 31, 2004 for the 2004 auto loan securitization were 1.63 percent. For the subprime consumer finance securitizations, weighted average static pool net credit losses for 2001, 1999, 1998, 1997 and 1995 were 5.93 percent, 11.67 percent, 9.20 percent, 4.92 percent and 12.25 percent, respectively at December 31, 2004, and 5.83 percent, 9.91 percent, 8.22 percent, 4.92 percent and 10.83 percent, respectively, at December 31, 2003.

Proceeds from collections reinvested in revolving credit card securitizations were $6.8 billion and $3.8 billion in 2004 and 2003, respectively. Credit card servicing fee income totaled $134 million and $51 million in 2004 and 2003, respectively. Other cash flows received on retained interests, such as cash flows from interest-only strips, were $345 million and $279 million in 2004 and 2003, respectively, for credit card securitizations. Proceeds from collections reinvested in revolving commercial loan securitizations were $1.1 billion in 2004. Servicing fees and other cash flows received on retained interests, such as cash flows from interest-only strips, were $4 million and $11 million, respectively, in 2004 for commercial loan securitizations.

The Corporation reviews its loans and leases portfolio on a managed basis. Managed loans and leases are defined as on-balance sheet Loans and Leases as well as loans in revolving securitizations, which include credit cards, home equity lines and commercial loans. New advances under previously securitized accounts will be recorded on the Corporation’s Consolidated Balance Sheet after the revolving period of the securitization, which has the effect of increasing Loans and Leases on the Corporation’s Consolidated Balance Sheet and increasing Net Interest Income and charge-offs, with a corresponding reduction in Noninterest Income. Portfolio balances, delinquency and historical loss amounts of the managed loans and leases portfolio for 2004 and 2003 were as follows:

	December 31, 2004			December 31, 2003
(Dollars in millions)	Total Principal Amount of Loans and Leases	Principal Amount of Accruing Loans and Leases Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans and Leases	Total Principal Amount of Loans and Leases	Principal Amount of Accruing Loans and Leases Past Due 90 Days or More(1)	Principal Amount of Nonperforming Loans and Leases
Residential mortgage	$178,103	$—	$554	$140,513	$—	$531
Credit card	58,629	1,223	—	36,596	647	—
Home equity lines	50,756	3	66	23,859	—	43
Direct/Indirect consumer	40,513	58	33	33,415	47	28
Other consumer	7,439	23	85	7,558	35	36

Total consumer	335,440	1,307	738	241,941	729	638

Commercial - domestic	125,432	121	855	91,491	108	1,388
Commercial real estate	32,319	1	87	19,367	23	141
Commercial lease financing	21,115	14	266	9,692	2	127
Commercial - foreign	18,401	2	267	10,754	29	578

Total commercial	197,267	138	1,475	131,304	162	2,234

Total managed loans and leases	532,707	$1,445	$2,213	373,245	$891	$2,872

Loans in revolving securitizations	(10,870)			(1,782)

Total held loans and leases	$521,837			$371,463

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Year Ended December 31, 2004			Year Ended December 31, 2003
(Dollars in millions)	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)	Average Loans and Leases Outstanding	Loans and Leases Net Losses	Net Loss Ratio(2)
Residential mortgage	$167,298	$36	0.02%	$127,059	$40	0.03%
Credit card	50,296	2,829	5.62	31,552	1,691	5.36
Home equity lines	39,942	15	0.04	22,890	11	0.05
Direct/Indirect consumer	38,078	208	0.55	32,593	181	0.55
Other consumer	7,717	193	2.50	8,865	256	2.89

Total consumer	303,331	3,281	1.08	222,959	2,179	0.98

Commercial - domestic	117,422	184	0.16	93,458	633	0.68
Commercial real estate	28,085	(3)	(0.01)	20,042	41	0.20
Commercial lease financing	17,483	9	0.05	10,061	124	1.23
Commercial - foreign	16,505	173	1.05	12,970	306	2.36

Total commercial	179,495	363	0.20	136,531	1,104	0.81

Total managed loans and leases	482,826	$3,644	0.75%	359,490	$3,283	0.91%

Loans in revolving securitizations	(10,181)			(3,342)

Total held loans and leases	$472,645			$356,148

(1)	Excludes consumer real estate loans, which are placed on nonperforming status at 90 days past due.
(2)	The net loss ratio is calculated by dividing managed loans and leases net losses by average managed loans and leases outstanding for each loan and lease category.

Variable Interest Entities

At December 31, 2004, the assets and liabilities of ABCP conduits that have been consolidated in accordance with FIN 46 were reflected in AFS Securities, Other Assets, and Commercial Paper and Other Short-term Borrowings in the Global Capital Markets and Investment Banking business segment. As of December 31, 2004 and 2003, the Corporation held $7.7 billion and $5.6 billion of assets in these entities, respectively, while the Corporation’s maximum loss exposure associated with these entities including unfunded lending commitments was approximately $9.4 billion and $7.6 billion, respectively. The Corporation also had contractual relationships with other consolidated VIEs that engage in leasing or lending activities or real estate joint ventures. As of December 31, 2004 and 2003, the amount of assets of these entities was $560 million and $382 million, respectively, and the Corporation’s maximum possible loss exposure was $132 million and $131 million, respectively.

Additionally, the Corporation had significant variable interests in other VIEs that it did not consolidate because it was not deemed to be the primary beneficiary. In such cases, the Corporation does not absorb the majority of the entities’ expected losses nor does it receive a majority of the entities’ expected residual returns, or both. These entities typically support the financing needs of the Corporation’s customers by facilitating their access to the commercial paper markets. The Corporation functions as administrator and provides either liquidity and letters of credit, or derivatives to the VIE. The Corporation also provides asset management and related services to other special purpose vehicles that engage in lending, investing, or real estate activities. Total assets of these entities at December 31, 2004 and 2003 were approximately $32.9 billion and $28.0 billion, respectively; revenues associated with administration, liquidity, letters of credit and other services were approximately $154 million in 2004 and $94 million in 2003. At December 31, 2004 and 2003, the Corporation’s maximum loss exposure associated with these VIEs was approximately $25.0 billion and $21.7 billion, respectively, which is net of amounts syndicated.

Management does not believe losses resulting from its involvement with the entities discussed above will be material. See Note 1 of the Consolidated Financial Statements for additional discussion of special purpose financing entities.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 9—Goodwill and Other Intangibles

The following table presents allocated Goodwill at December 31, 2004 and 2003 for each business segment. The increases from December 31, 2003 were primarily due to the Merger and the acquisition of NPC, which added approximately $33.2 billion and $625 million, respectively, of Goodwill.

	December 31
(Dollars in millions)	2004	2003
Global Consumer and Small Business Banking	$19,064	$5,545
Global Business and Financial Services	16,708	1,601
Global Capital Markets and Investment Banking	4,500	1,953
Global Wealth and Investment Management	4,727	2,223
All Other	263	133

Total	$45,262	$11,455

The gross carrying value and accumulated amortization related to core deposit intangibles and other intangibles at December 31, 2004 and 2003 are presented below:

	December 31
	2004		2003
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Core deposit intangibles	$3,668	$1,354	$1,495	$886
Other intangibles	2,256	683	787	488

Total	$5,924	$2,037	$2,282	$1,374

As a result of the Merger, the Corporation recorded $2.2 billion of core deposit intangibles, $660 million of purchased credit card relationship intangibles and $409 million of other customer relationship intangibles. As of December 31, 2004, the weighted average amortization period for the core deposit intangibles as well as the other intangibles was approximately 9 years. As a result of the acquisition of NPC, the Corporation preliminarily allocated $482 million to other intangibles with a weighted average amortization period of approximately 10 years as of December 31, 2004. Included in this number is $84 million related to trade names, to which we have assigned an indefinite life.

Amortization expense on core deposit intangibles and other intangibles was $664 million, $217 million and $218 million for 2004, 2003 and 2002, respectively. The Corporation estimates that aggregate amortization expense will be $809 million, $745 million, $602 million, $499 million and $393 million for 2005, 2006, 2007, 2008 and 2009, respectively.

Note 10—Deposits

The Corporation had domestic certificates of deposit of $100 thousand or more totaling $56.2 billion and $32.8 billion at December 31, 2004 and 2003, respectively. The Corporation had other domestic time deposits of $100 thousand or more totaling $1.1 billion and $1.0 billion at December 31, 2004 and 2003, respectively. Foreign certificates of deposit and other foreign time deposits of $100 thousand or more totaled $28.6 billion and $15.4 billion at December 31, 2004 and 2003, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the maturities of domestic certificates of deposit of $100 thousand or more and of other domestic time deposits of $100 thousand or more at December 31, 2004.

(Dollars in millions)	Three months or less	Over three months to six months	Over six months to twelve months	Thereafter	Total
Certificates of deposit of $100 thousand or more	$20,253	$11,588	$17,904	$6,410	$56,155
Other time deposits of $100 thousand or more	154	117	96	758	1,125

At December 31, 2004, the scheduled maturities for total time deposits were as follows:

(Dollars in millions)
Due in 2005	$152,317
Due in 2006	9,206
Due in 2007	6,810
Due in 2008	2,033
Due in 2009	2,828
Thereafter	1,334

Total	$174,528

Note 11—Short-term Borrowings and Long-term Debt

Short-term Borrowings

Bank of America Corporation and certain other subsidiaries issue commercial paper in order to meet short-term funding needs. Commercial paper outstanding at December 31, 2004 was $25.4 billion compared to $7.6 billion at December 31, 2003.

Bank of America, N.A. maintains a domestic program to offer up to a maximum of $60.0 billion, at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $9.6 billion at December 31, 2004 compared to $3.3 billion at December 31, 2003. These short-term bank notes, along with Treasury tax and loan notes, term federal funds purchased and commercial paper, are reflected in Commercial Paper and Other Short-term Borrowings on the Consolidated Balance Sheet.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Long-term Debt

The following table presents Long-term Debt at December 31, 2004 and 2003:

	December 31
(Dollars in millions)	2004	2003
Notes issued by Bank of America Corporation(1,2)
Senior notes:
Fixed, ranging from 1.62% to 7.25%, due 2005 to 2028	$4,102	$8,219
Floating, ranging from 0.20% to 8.33%, due 2005 to 2043	46,641	28,669
Subordinated notes:
Fixed, ranging from 3.95% to 8.63%, due 2005 to 2029	2,866	2,299
Floating, ranging from 1.63% to 5.25%, due 2005 to 2037	19,683	16,742
Junior subordinated notes (related to trust preferred securities):
Fixed, ranging from 6.00% to 11.45%, due 2026 to 2033	2,498	2,127
Floating, ranging from 2.07% to 3.56%, due 2026 to 2034	7,079	3,344

Total notes issued by Bank of America Corporation	82,869	61,400

Notes issued by Bank of America, N.A. and other subsidiaries(1,2)
Senior notes:
Fixed, ranging from 0% to 8.50%, due 2005 to 2073	406	606
Floating, ranging from 0% to 3.51%, due 2005 to 2051	6,090	3,491
Subordinated notes:
Fixed, ranging from 5.75% to 8.63%, due 2005 to 2009	2,186	300
Floating, 2.56%, due 2019	8	8

Total notes issued by Bank of America, N.A. and other subsidiaries	8,690	4,405

Notes issued by NB Holdings Corporation(1,2)
Junior subordinated notes (related to trust preferred securities):
Fixed	—	515
Floating, ranging from 2.40% to 3.19% due 2026 to 2027	773	258

Total notes issued by NB Holdings Corporation	773	773

Other debt
Advances from the Federal Home Loan Bank - Georgia	2,750	2,750
Advances from the Federal Home Loan Bank - Oregon	2,081	5,989
Advances from the Federal Home Loan Bank - Massachusetts	868	—
Other	47	26

Total other debt	5,746	8,765

Total	$98,078	$75,343

(1)	Certain fixed-rate and floating-rate classifications as well as interest rates include the effect of interest rate swap contracts.
(2)	Rates and maturity dates reflect outstanding debt at December 31, 2004.

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). Bank of America Corporation and Bank of America, N.A. maintain various domestic and international debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. dollars or foreign currencies. Foreign currency contracts are used to convert certain foreign currency-denominated debt into U.S. dollars.

At December 31, 2004 and 2003, Bank of America Corporation was authorized to issue approximately $37.1 billion and $26.0 billion, respectively, of additional corporate debt and other securities under its existing shelf registration statements. At December 31, 2004 and 2003, Bank of America, N.A. was

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

authorized to issue approximately $27.2 billion and $25.9 billion, respectively, of bank notes and Euro medium-term notes.

Including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2004) were 3.19 percent, 6.36 percent and 2.67 percent, respectively, at December 31, 2004 and (based on the rates in effect at December 31, 2003) were 2.36 percent, 6.01 percent and 1.41 percent, respectively, at December 31, 2003. These obligations were denominated primarily in U.S. dollars.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) at December 31, 2004 are as follows:

(Dollars in millions)	2005	2006	2007	2008	2009	Thereafter	Total
Bank of America Corporation	$5,867	$8,326	$8,286	$6,191	$8,153	$46,046	$82,869
Bank of America, N.A.	1,760	1,437	1,145	2,429	400	1,519	8,690
NB Holdings Corporation	—	—	—	—	—	773	773
Other	1,884	2,739	565	104	21	433	5,746

Total	$9,511	$12,502	$9,996	$8,724	$8,574	$48,771	$98,078

Trust Preferred Securities

Trust preferred securities (Trust Securities) are issued by the trust companies (the Trusts) that were deconsolidated by the Corporation as a result of the adoption of FIN 46. These securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes). The Trusts are 100 percent owned finance subsidiaries of the Corporation. Obligations associated with these securities are included in junior subordinated notes related to Trust Securities in the Long-term Debt table on page 38. See Note 14 of the Consolidated Financial Statements for a discussion regarding the potential change in treatment for regulatory capital purposes of the Trust Securities.

At December 31, 2004, the Corporation had 30 Trusts which have issued Trust Securities to the public. Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time, or from time to time, for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred, and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.

The Trust Securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations, including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table is a summary of the outstanding Trust Securities and the Notes at December 31, 2004 as originated by Bank of America Corporation and the predecessor banks.

(Dollars in millions) Issuer	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Notes	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
NationsBank
Capital Trust II	December 1996	$365	$376	December 2026	7.83%	6/15,12/15	On or after 12/15/06(1,3)
Capital Trust III	February 1997	494	509	January 2027	3-mo. LIBOR +55 bps	1/15,4/15, 7/15,10/15	On or after 1/15/07(1)
Capital Trust IV	April 1997	498	513	April 2027	8.25	4/15,10/15	On or after 4/15/07(1,4)
BankAmerica
Institutional Capital A	November 1996	450	464	December 2026	8.07	6/30,12/31	On or after 12/31/06(2,5)
Institutional Capital B	November 1996	300	309	December 2026	7.70	6/30,12/31	On or after 12/31/06(2,6)
Capital II	December 1996	450	464	December 2026	8.00	6/15,12/15	On or after 12/15/06(2,7)
Capital III	January 1997	400	412	January 2027	3-mo. LIBOR +57 bps	1/15,4/15, 7/15,10/15	On or after 1/15/02(2)
Barnett
Capital I	November 1996	300	309	December 2026	8.06	6/1,12/1	On or after 12/01/06(1,8)
Capital II	December 1996	200	206	December 2026	7.95	6/1,12/1	On or after 12/01/06(1,9)
Capital III	January 1997	250	258	February 2027	3-mo. LIBOR +62.5 bps	2/1,5/1, 8/1,11/1	On or after 2/01/07(1)
Bank of America
Capital Trust I	December 2001	575	593	December 2031	7.00	3/15,6/15, 9/15,12/15	On or after 12/15/06(10)
Capital Trust II	January 2002	900	928	February 2032	7.00	2/1, 5/1, 8/1,11/1	On or after 2/01/07(11)
Capital Trust III	August 2002	500	516	August 2032	7.00	2/15, 5/15, 8/15,11/15	On or after 8/15/07(12)
Capital Trust IV	April 2003	375	387	May 2033	5.88	2/1, 5/1, 8/1,11/1	On or after 5/01/08(13)
Capital Trust V	November 2004	518	534	November 2034	6.00	2/3, 5/3, 8/3,11/3	On or after 11/03/09(14)
Fleet
Capital Trust II	December 1996	250	258	December 2026	7.92	6/15,12/15	On or after 12/15/06(2,15)
Capital Trust V	December 1998	250	258	December 2028	3-mo. LIBOR +100 bps	3/18, 6/18, 9/18, 12/18	On or after 12/18/03(2)
Capital Trust VI	June 2000	300	309	June 2030	8.80	3/31, 6/30, 9/30,12/31	On or after 6/30/05(2)
Capital Trust VII	September 2001	500	515	December 2031	7.20	3/15, 6/15, 9/15, 12/15	On or after 9/17/06(2)
Capital Trust VIII	March 2002	534	551	March 2032	7.20	3/15, 6/15, 9/15,12/15	On or after 3/08/07(2,16)
Capital Trust IX	July 2003	175	180	August 2033	6.00	2/1, 5/1, 8/1,11/1	On or after 7/31/08(1)
BankBoston
Capital Trust I	November 1996	250	258	December 2026	8.25	6/15,12/15	On or after 12/15/06(2,17)
Capital Trust II	December 1996	250	258	December 2026	7.75	6/15,12/15	On or after 12/15/06(2,18)
Capital Trust III	June 1997	250	258	June 2027	3-mo. LIBOR +75 bps	3/15, 6/15, 9/15,12/15	On or after 6/15/07(2)
Capital Trust IV	June 1998	250	258	June 2028	3-mo. LIBOR +60 bps	3/8, 6/8, 9/8,12/8	On or after 6/08/03(2)
Summit
Capital Trust I	March 1997	150	155	March 2027	8.40	3/15,9/15	On or after 3/15/07(2,19)
Progress
Capital Trust I	June 1997	9	9	June 2027	10.50	6/1,12/1	On or after 6/01/07(2,20)
Capital Trust II	July 2000	6	6	July 2030	11.45	1/19,7/19	On or after 7/19/10(2,21)
Capital Trust III	November 2002	10	10	November 2032	3-mo. LIBOR +33.5 bps	5/15,11/15	On or after 11/15/07(2)
Capital Trust IV	December 2002	5	5	January 2033	3-mo. LIBOR +33.5 bps	1/7, 4/7, 7/7,10/7	On or after 1/07/08(1)

Total		$9,764	$10,066

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(1)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related Trust or the Notes, relating to capital treatment of the Trust Securities or relating to a change in the treatment of the related Trust under the Investment Company Act of 1940, as amended, at a redemption price at least equal to the principal amount of the Notes.
(2)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related Trust or the Notes or relating to capital treatment of the Trust Securities at a redemption price at least equal to the principal amount of the Notes.
(3)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.915 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 15, 2016 and thereafter.
(4)	The Notes may be redeemed on or after April 15, 2007 and prior to April 15, 2008 at 103.85 percent of the principal amount, and thereafter, at prices declining to 100 percent on April 15, 2017 and thereafter.
(5)	The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.035 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 31, 2016 and thereafter.
(6)	The Notes may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.7785 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 31, 2016 and thereafter.
(7)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.969 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 15, 2016 and thereafter.
(8)	The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 104.03 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 1, 2016 and thereafter.
(9)	The Notes may be redeemed on or after December 1, 2006 and prior to December 1, 2007 at 103.975 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 1, 2016 and thereafter.
(10)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050.
(11)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than February 1, 2051.
(12)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than April 15, 2051.
(13)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than May 3, 2052.
(14)	The Corporation may redeem the Notes prior to the indicated redemption period upon the occurrence and continuation of a tax event, an investment company event or a capital treatment event. The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than November 3, 2053.
(15)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.908 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 15, 2016 and thereafter.
(16)	The Corporation may extend the stated maturity date of the junior subordinated notes to a date no later than March 15, 2051.
(17)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 104.125 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 15, 2016 and thereafter.
(18)	The Notes may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.875 percent of the principal amount, and thereafter, at prices declining to 100 percent on December 15, 2016 and thereafter.
(19)	The Notes may be redeemed on or after March 15, 2007 and prior to March 15, 2008 at 104.20 percent of the principal amount, and thereafter, at prices declining to 100 percent on March 15, 2017 and thereafter.
(20)	The Notes may be redeemed on or after June 1, 2007 and prior to June 1, 2008 at 105.25 percent of the principal amount, and thereafter, at prices declining to 100 percent on June 1, 2017 and thereafter.
(21)	The Notes may be redeemed on or after July 19, 2010 and prior to July 19, 2011 at 102.861 percent of the principal amount, and thereafter, at prices declining to 100 percent on July 19, 2015 and thereafter.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 12—Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those recorded on the Corporation’s Consolidated Balance Sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of its customers. The outstanding unfunded lending commitments shown in the following table have been reduced by amounts participated to other financial institutions of $23.4 billion and $12.5 billion at December 31, 2004 and 2003, respectively. The carrying amount for these commitments, which represents the liability recorded related to these instruments, at December 31, 2004 and 2003 was $520 million and $418 million, respectively.

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Loan commitments(1)	$247,094	$180,078	$61,012
Home equity lines of credit	60,128	31,703	13,891
Standby letters of credit and financial guarantees	42,850	31,150	12,914
Commercial letters of credit	5,653	3,260	1,689

Legally binding commitments	355,725	246,191	89,506
Credit card lines	185,461	93,771	77,997

Total	$541,186	$339,962	$167,503

(1)	Equity commitments of $2,052 and $1,678 related to obligations to fund existing equity investments were included in loan commitments at December 31, 2004 and 2003, respectively. Included in loan commitments at December 31, 2004, were $838 of equity commitments related to obligations to fund existing equity investments acquired from FleetBoston.

Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrowers’ ability to pay.

The Corporation issues SBLCs and financial guarantees to support the obligations of its customers to beneficiaries. Additionally, in many cases, the Corporation holds collateral in various forms against these SBLCs. As part of its risk management activities, the Corporation continuously monitors the creditworthiness of the customer as well as SBLC exposure; however, if the customer fails to perform the specified obligation to the beneficiary, the beneficiary may draw upon the SBLC by presenting documents that are in compliance with the letter of credit terms. In that event, the Corporation either repays the money borrowed or advanced, makes payment on account of the indebtedness of the customer or makes payment on account of the default by the customer in the performance of an obligation to the beneficiary up to the full notional amount of the SBLC. The customer is obligated to reimburse the Corporation for any such payment. If the customer fails to pay, the Corporation would, as contractually permitted, liquidate collateral and/or set off accounts.

Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are usually collateralized by the underlying goods being shipped to the customer and are generally short-term. Credit card lines are unsecured commitments that are not legally binding. Management reviews credit card lines at least annually, and upon evaluation of the customers’ creditworthiness, the Corporation has the right to terminate or change certain terms of the credit card lines.

The Corporation uses various techniques to manage risk associated with these types of instruments that include collateral and/or adjusting commitment amounts based on the borrower’s financial condition;

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements. For each of these types of instruments, the Corporation’s exposure to credit loss is represented by the contractual amount of these instruments.

Other Commitments

At December 31, 2004 and 2003, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $10.9 billion and $13.7 billion, respectively, were not included in credit card line commitments in the previous table. The outstandings related to these charge cards were $205 million and $233 million, respectively.

At December 31, 2004, the Corporation had whole mortgage loan purchase commitments of $3.3 billion, of which $2.9 billion will settle in January 2005, and $430 million will settle in February 2005. At December 31, 2003, the Corporation had whole mortgage loan purchase commitments of $4.6 billion, all of which were settled in January and February 2004. At December 31, 2004 and 2003, the Corporation had no forward whole mortgage loan sale commitments.

The Corporation has entered into operating leases for certain of its premises and equipment. Commitments under these leases approximate $1.4 billion in 2005, $1.1 billion in 2006, $995 million in 2007, $854 million in 2008, $689 million in 2009 and $3.4 billion for all years thereafter.

Other Guarantees

The Corporation sells products that offer book value protection primarily to plan sponsors of Employee Retirement Income Security Act of 1974 (ERISA)-governed pension plans such as 401(k) plans, 457 plans, etc. The book value protection is provided on portfolios of intermediate/short-term investment grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the purchaser can require the Corporation to purchase zero coupon bonds with the proceeds of the liquidated assets to assure the return of principal. To hedge its exposure, the Corporation imposes significant restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed, and the investment parameters of the underlying portfolio. These constraints, combined with structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2004 and 2003, the notional amount of these guarantees totaled $26.3 billion and $24.9 billion, respectively, with estimated maturity dates between 2006 and 2034. As of December 31, 2004 and 2003, the Corporation has not made a payment under these products, and management believes that the probability of payments under these guarantees is remote.

The Corporation also sells products that guarantee the return of principal to investors at a preset future date. These guarantees cover a broad range of underlying asset classes and are designed to cover the shortfall between the market value of the underlying portfolio and the principal amount on the preset future date. To manage its exposure, the Corporation requires that these guarantees be backed by structural and investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio to be liquidated and invested in zero-coupon bonds that mature at the preset future date. The Corporation is required to fund any shortfall at the preset future date between the proceeds of the liquidated assets and the purchase price of the zero-coupon bonds. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2004 and 2003, the notional amount of these guarantees totaled $8.1 billion and $6.7 billion, respectively; however, at December 31, 2004 and 2003, the Corporation had not made a payment under these products, and management believes that the probability of payments under these guarantees is remote. These guarantees have various maturities ranging from 2006 to 2016.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Corporation has also written puts on highly rated fixed income securities. Its obligation under these agreements is to buy back the assets at predetermined contractual yields in the event of a severe market disruption in the short-term funding market. These agreements have various maturities ranging from two to seven years, and the pre-determined yields are based on the quality of the assets and the structural elements pertaining to the market disruption. The notional amount of these put options was $653 million and $666 million at December 31, 2004 and 2003, respectively. Due to the high quality of the assets and various structural protections, management believes that the probability of incurring a loss under these agreements is remote.

In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. Management has assessed the probability of making such payments in the future as remote.

The Corporation has entered into additional guarantee agreements, including lease end obligation agreements, partial credit guarantees on certain leases, real estate joint venture guarantees, sold risk participation swaps and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $2.1 billion and $1.3 billion at December 31, 2004 and 2003, respectively. The estimated maturity dates of these obligations are between 2005 and 2033. At December 31, 2004 and 2003, the Corporation had made no material payments under these products.

The Corporation provides credit and debit card processing services to various merchants, processing credit and debit card transactions on their behalf. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor and the merchant defaults upon its obligation to reimburse the cardholder. A cardholder, through its issuing bank, generally has until the later of up to four months after the date a transaction is processed or the delivery of the product or service to present a chargeback to the Corporation as the merchant processor. If the Corporation is unable to collect this amount from the merchant, it bears the loss for the amount paid to the cardholder. In 2004 and 2003, the Corporation processed $143.1 billion and $71.8 billion, respectively, of transactions and recorded losses as a result of these chargebacks of $6 million in both years.

At December 31, 2004 and 2003, the Corporation held as collateral approximately $203 million and $182 million, respectively, of merchant escrow deposits which the Corporation has the right to set off against amounts due from the individual merchants. The Corporation also has the right to offset any payments with cash flows otherwise due to the merchant. Accordingly, the Corporation believes that the maximum potential exposure is not representative of the actual potential loss exposure. Management believes the maximum potential exposure for chargebacks would not exceed the total amount of merchant transactions processed through Visa and MasterCard for the last four months, which represents the claim period for the cardholder, plus any outstanding delayed-delivery transactions. As of December 31, 2004 and 2003, the maximum potential exposure totaled approximately $93.4 billion and $25.0 billion, respectively.

Within the Corporation’s brokerage business, the Corporation has contracted with third parties to provide clearing services that include underwriting margin loans to the Corporation’s clients. These contracts stipulate that the Corporation will indemnify the third parties for any margin loan losses that occur in their issuing margin to the Corporation’s clients. The maximum potential future payment under these indemnifications was $1.2 billion and $486 million at December 31, 2004 and 2003, respectively. Historically, any payments made under these indemnifications have not been material. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Corporation has assessed

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the probability of making such payments in the future as remote. These indemnifications would end with the termination of the clearing contracts.

For additional information on recourse obligations related to residential mortgage loans sold and other guarantees related to securitizations, see Note 8 of the Consolidated Financial Statements.

Litigation and Regulatory Matters

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries, and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking, employment and other laws.

In view of the inherent difficulty of predicting the outcome of such matters, particularly where the claimants seek very large or indeterminate damages or where the cases present novel legal theories or involve a large number of parties, the Corporation cannot state with confidence what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. Based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation or regulatory matters, including the litigation and regulatory matters described below, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation, but may be material to the Corporation’s operating results for any particular reporting period.

Adelphia Communications Corporation (Adelphia)

Bank of America, N.A. and Banc of America Securities LLC (BAS) are defendants, among other defendants, in a putative class action and other civil actions relating to Adelphia. The first of these actions was filed in June 2002; these actions have been consolidated for pre-trial purposes in the U.S. District Court for the Southern District of New York. BAS was a member of seven underwriting syndicates of securities issued by Adelphia, and Bank of America, N.A. was an agent and/or lender in connection with five credit facilities in which Adelphia subsidiaries were borrowers. Fleet National Bank and Fleet Securities, Inc. (FSI) are also named as defendants in certain of the actions. FSI was a member of three underwriting syndicates of securities issued by Adelphia, and Fleet National Bank was a lender in connection with four credit facilities in which Adelphia subsidiaries were borrowers. The complaints allege claims under the Securities Act of 1933, the Securities Exchange Act of 1934 and various state law theories. The complaints seek damages of unspecified amounts. Bank of America, N.A., BAS, Fleet National Bank and FSI have moved to dismiss all claims asserted against them, with the exception of certain claims brought under Sections 11 and 12 of the Securities Act of 1933. That motion is pending.

Bank of America, N.A., BAS, Fleet National Bank and FSI are also defendants in an adversary proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. The proceeding is brought by the Official Committee of Unsecured Creditors on behalf of Adelphia; however, the bankruptcy court has not yet given the Creditors’ Committee authority to bring this lawsuit. The lawsuit names over 400 defendants and asserts over 50 claims under federal statutes, including the Bank Holding Company Act, state common law and various provisions of the Bankruptcy Code. The Creditors’ Committee seeks avoidance and recovery of payments, equitable subordination, disallowance and recharacterization of claims and recovery of damages in an unspecified amount. The Official Committee of Equity Security Holders has filed a motion seeking to intervene in the adversary proceeding and to file its own complaint. The proposed complaint is similar to the Creditors’ Committee complaint, and also asserts claims under RICO and additional state law theories. Bank of America, N.A., BAS and FSI have filed objections to the standing of the Creditors’ and Equity Committees to bring such claims, and have also filed motions to dismiss. Those motions are pending.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

American Express

On November 15, 2004, American Express Travel Related Services Company (American Express) brought suit in the U.S. District Court for the Southern District of New York against the Visa and MasterCard associations, as well as several banks, including Bank of America, N.A. (USA) and the Corporation. American Express alleges that it has incurred damages in an unspecified amount by reason of certain MasterCard and Visa rules that allegedly restricted their member banks from issuing American Express-branded debit and credit cards. Motions to dismiss are pending. Enforcement of the MasterCard and Visa rules was enjoined by the court in United States v. Visa USA, et al., in which none of the Corporation or its subsidiaries was a defendant.

Argentine Re-Dollarization

In December 2001, the Argentine Government issued a decree imposing limitations on the ability of FleetBoston bank customers in Argentina to withdraw funds from their accounts in Argentine banks (the corralito). Since the corralito was issued, a large number of customers of the FleetBoston Argentine operations (BankBoston Argentina) have filed complaints in a number of Argentine federal and provincial courts against BankBoston Argentina seeking to invalidate the corralito on constitutional grounds and withdraw their funds. Since 2002, Argentine courts have ordered many of these deposits to be paid out at original dollar value.

Enron Corporation (Enron)

The Corporation was named as a defendant, along with a number of other parties, in a putative consolidated class action pending in the U.S. District Court for the Southern District of Texas filed on April 8, 2002 entitled Newby v. Enron. The amended complaint alleges claims against the Corporation and BAS under Sections 11, 12 and 15 of the Securities Act of 1933 related to the role of BAS as an underwriter of two public offerings of Enron debt and as an initial purchaser in a private placement of debt issued by an Enron-affiliated company.

On July 2, 2004, the Corporation reached an agreement to settle the above litigation. Under the terms of the settlement, which is subject to court approval, the Corporation will make a payment of approximately $69 million to the settlement class in Newby v. Enron. The class consists of all persons who purchased or otherwise acquired securities issued by Enron during the period from October 19, 1998 to November 27, 2001. On January 18, 2005, the lead plaintiff filed a motion seeking preliminary approval of the settlement, and on February 4, 2005, the court granted preliminary approval of the settlement and set a hearing date of April 11, 2005 for final approval.

In addition, the Corporation and certain of its affiliates have been named as defendants or third-party defendants in various individual and putative class actions relating to Enron. These actions were either filed in or have been transferred to the U.S. District Court of the Southern District of Texas and consolidated or coordinated with Newby v. Enron. The complaints assert claims under federal securities laws, state securities laws and/or state common law or statutes, or for contribution. In nine cases, plaintiffs seek damages or contribution for damages ranging from at least $15,000 to $472 million from all defendants, including financial institutions, accounting firms, law firms and numerous individuals. In the remaining cases, the plaintiffs seek damages in unspecified amounts.

Fleet Specialist

On March 30, 2004, Fleet Specialist and certain other specialist firms entered into agreements with the SEC and the New York Stock Exchange (the NYSE) to settle charges that the firms violated certain federal securities laws and NYSE rules in the course of their specialist trading activity. The settlement, which involves no admission or denial of wrongdoing, includes disgorgement and civil penalties for Fleet Specialist totaling approximately $59.1 million, a censure, cease and desist order, and certain undertakings, including

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the retention of an independent consultant to review compliance systems, policies and procedures. Separately, putative class action complaints seeking unspecified damages have been filed in the U.S. District Court for the Southern District of New York against Fleet Specialist, FleetBoston, the Corporation, and other specialist firms (and their parent companies) on behalf of investors who traded stock on the NYSE between 1998 and 2003, and were allegedly disadvantaged by the improper practices of the specialist firms. These federal court actions have been consolidated. A multi-defendant motion to dismiss has been filed. The settlement with the SEC and NYSE does not resolve the putative class actions, although a portion of the payment is expected to be allocated to restitution for allegedly disadvantaged customers.

Foreign Currency

Bank of America, N.A. (USA) and the Corporation, together with Visa and MasterCard associations and several other banks, are defendants in a consolidated class action lawsuit pending in U.S. District Court for the Southern District of New York entitled In re Currency Conversion Fee Antitrust Litigation. The plaintiff cardholders allege that Visa and MasterCard, together with their member banks, conspired to set the price of foreign currency conversion services on credit card transactions and that each bank failed to disclose the applicable price in compliance with the Truth in Lending Act resulting in damages to the class of an unspecified amount. By decision dated July 3, 2003, the court granted the motion of the Corporation and Bank of America, N.A. (USA) to compel arbitration of the claims asserted by Bank of America, N.A. (USA) cardholders. However, the court denied a motion brought by all defendants to dismiss the antitrust claims, so Bank of America, N.A. (USA) and the Corporation remain as defendants with respect to antitrust claims alleged on behalf of certain co-defendants’ cardholders. By order dated October 15, 2004, the court granted plaintiffs’ motion to certify a class of cardholders of the defendant banks who used MasterCard or Visa-branded credit cards for one or more transactions denominated in foreign currency.

In re Initial Public Offering Securities

Beginning in 2001, Robertson Stephens, Inc. (an investment banking subsidiary of FleetBoston that ceased operations during 2002), BAS, other underwriters, and various issuers and others, were named as defendants in purported class action lawsuits alleging violations of federal securities laws in connection with the underwriting of initial public offerings (IPOs) and seeking unspecified damages. Robertson Stephens, Inc. and BAS were named in certain of the 309 purported class actions that have been consolidated in the U.S. District Court for the Southern District of New York as In re Initial Public Offering Securities Litig. The plaintiffs contend that the defendants failed to make certain required disclosures, manipulated prices of IPO securities through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket, and false and misleading analyst reports. On October 13, 2004, the court granted in part and denied in part plaintiffs’ motions to certify as class actions six of 309 cases filed. The underwriter defendants are currently seeking a discretionary appeal of that decision in the U.S. Court of Appeals for the Second Circuit. Discovery is proceeding in the underlying actions.

In addition, the plaintiffs have reached a settlement with 298 of the issuer defendants in which the issuer defendants guaranteed that the plaintiffs will receive at least $1 billion in the settled actions and assigned to the plaintiffs the issuers’ interest in all claims against the underwriters for “excess compensation.” On February 15, 2005, the court conditionally approved the settlement, with a fairness hearing still to be scheduled. The plaintiffs have not reached a settlement with any of the underwriter defendants, including Robertson Stephens, Inc. and BAS.

Robertson Stephens, Inc. and other underwriters also have been named as defendants in class action lawsuits filed in the U.S. District Court for the Southern District of New York under the antitrust laws alleging that the underwriters conspired to manipulate the aftermarkets for IPO securities and to extract anticompetitive fees in connection with IPOs. Those antitrust lawsuits have been dismissed. Plaintiffs have appealed that decision to the Court of Appeals for the Second Circuit.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Miller

On August 13, 1998, Bank of America, N.A.’s predecessor was named as a defendant in a class action filed in Superior Court of California, County of San Francisco entitled Paul J. Miller v. Bank of America, N.A. challenging its practice of debiting accounts that received, by direct deposit, governmental benefits to repay fees incurred in those accounts. The action alleges fraud, negligent misrepresentation and violations of certain California laws. On October 16, 2001, a class was certified consisting of more than one million California residents who have, had or will have, at any time after August 13, 1994, a deposit account with Bank of America, N.A. into which payments of public benefits are or have been directly deposited by the government. The case proceeded to trial on January 20, 2004.

On February 15, 2004, the jury found that Bank of America, N.A. violated certain California laws and imposed damages of approximately $75 million and awarded the class representative $275,000 in emotional distress damages. The jury also assessed a $1,000 penalty as to those members of the class suffering substantial economic or emotional harm as a result of the practice but did not determine which or how many class members are entitled to the penalty.

On December 30, 2004, the trial court issued a final ruling on claims tried to the court at the conclusion of the February 2004 jury trial. The ruling awards the plaintiff class restitution in the amount of $284 million, plus attorneys’ fees. The ruling also concludes that any class members whose account was wrongfully debited and suffered substantial emotional or economic harm is entitled to an additional $1,000 penalty, but did not determine which or how many class members are entitled to the penalty, and includes injunctive relief, which is temporarily stayed.

Once the jury verdict and final decision are entered as a judgment, Bank of America, N.A. will appeal to the California Court of Appeal, First Appellate District and move to stay the injunction pending appeal.

Mutual Fund Operations Matters

On March 15, 2004, the Corporation announced agreements in principle with the New York Attorney General (the NYAG) and the SEC to settle matters related to late trading and market timing of mutual funds. The Corporation agreed, without admitting or denying wrongdoing, to (1) pay $250 million in disgorgement and $125 million in civil penalties; (2) the issuance of an order against three subsidiaries of the Corporation, Banc of America Capital Management, LLC (BACAP), BACAP Distributors, LLC (BACAP Distributors), and BAS to cease and desist from violations of the federal securities laws, as well as the implementation of enhanced governance and compliance procedures; (3) retain an independent consultant to review BACAP’s, BACAP Distributor’s and BAS applicable compliance, control and other policies and procedures; and (4) exit the unaffiliated introducing broker/dealer clearing business. In addition, the agreement with the NYAG provides for reduction of mutual fund management fees of the Nations Funds by $80 million over five years. These settlements were finalized with the NYAG and the SEC on February 9, 2005.

On February 24, 2004, the SEC filed a civil action in the U.S. District Court for the District of Massachusetts against two FleetBoston subsidiaries, Columbia Management Advisors, Inc. and Columbia Funds Distributor, Inc. (the Columbia Subsidiaries), alleging that the Columbia Subsidiaries allowed certain customers to engage in short-term or excessive trading without disclosing this fact in the relevant fund prospectuses. The complaint alleged violations of federal securities laws in relation to at least nine trading arrangements pertaining to these customers during the period 1998-2003, and requested injunctive and monetary relief. A similar action was filed the same day in a state court in New York by the NYAG, claiming relief under New York state statutes. On March 15, 2004, FleetBoston and its subsidiaries announced agreements in principle with the NYAG and the SEC, agreeing, without admitting or denying wrongdoing, to (1) pay $70 million in disgorgement and $70 million in civil penalties; (2) the issuance of an order requiring the Columbia Subsidiaries to cease and desist from violations of the federal securities laws, as well as the implementation of enhanced governance and compliance procedures; and (3) retain an independent consultant to review the Columbia Subsidiaries’ applicable compliance, control and other policies and

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

procedures. In addition, the agreement with the NYAG provides for reduction of mutual fund management fees of the Columbia funds by $80 million over five years. These settlements were finalized with the NYAG and the SEC on February 9, 2005.

On February 9, 2005, the Corporation entered an agreement with the Federal Reserve Bank of Richmond, and Bank of America, N.A. entered an agreement with the Office of the Comptroller of the Currency (OCC). Under the agreements, the Corporation and Bank of America, N.A. agreed to continue with existing plans to implement remedial actions. The federal banking regulators did not impose any monetary penalties or fines under the agreements.

The Corporation is continuing to respond to inquiries from federal and state regulatory and law enforcement agencies concerning mutual fund related matters.

Private lawsuits seeking unspecified damages concerning mutual fund trading against the Corporation and its pre-FleetBoston-merger subsidiaries include putative class actions purportedly brought on behalf of shareholders in Nations Funds mutual funds, derivative actions brought on behalf of one or more Nations Funds mutual funds by Nations Funds shareholders, putative ERISA class actions brought on behalf of participants in the Corporation’s 401(k) plan, derivative actions brought against the Corporation’s directors on behalf of the Corporation by shareholders in the Corporation, class actions and derivative actions brought by shareholders in third-party mutual funds alleging that the Corporation or its subsidiaries facilitated improper trading in those funds, and a private attorney general action brought under California law. The lawsuits filed to date with respect to FleetBoston and its subsidiaries include putative class actions purportedly brought on behalf of shareholders in Columbia mutual funds, derivative actions brought on behalf of one or more Columbia mutual funds or trusts by Columbia mutual fund shareholders, and an individual shareholder action.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation (MDL Panel) ordered that all lawsuits pending in federal court with respect to alleged late trading or market timing in mutual funds be transferred to the U.S. District Court for the District of Maryland for coordinated pretrial proceedings. The private lawsuits have been transferred to the court with the exception of one case that was remanded to a state court in Illinois and two cases where motions to remand to state court remain pending. On September 29, 2004, plaintiffs filed consolidated amended complaints in the U.S. District Court for the District of Maryland. Motions to dismiss the consolidated amended complaints are to be filed on February 25, 2005.

Parmalat Finanziaria S.p.A.

On December 24, 2003, Parmalat Finanziaria S.p.A. was admitted into insolvency proceedings in Italy, known as “extraordinary administration.” The Corporation, through certain of its subsidiaries, including Bank of America, N.A., provided financial services and extended credit to Parmalat and its related entities. On June 21, 2004, Extraordinary Commissioner Dr. Enrico Bondi filed with the Italian Ministry of Production Activities a plan of reorganization for the restructuring of the companies of the Parmalat group that are included in the Italian extraordinary administration proceeding.

In July 2004, the Italian Ministry of Production Activities approved a restructuring plan, as amended, for the Parmalat group companies that are included in the Italian extraordinary administration proceeding. This plan will be voted on by creditors whose claims the Court of Parma recognizes as valid. Voting is expected to take place by June 30, 2005. In August 2004, the Extraordinary Commissioner filed objections to certain claims with the Court of Parma, Italy. In that filing, the Extraordinary Commissioner rejected all the Corporation’s claims on various grounds. On September 18, 2004, the Corporation filed its responses to the filing with the Court of Parma and on December 16, 2004, the court admitted and accepted the majority of the Corporation’s claims. The Corporation will appeal the court’s decision regarding the portion of its claims which were not admitted.

On January 8, 2004, The Public Prosecutor’s Office for the Court of Milan, Italy identified Luca Sala, a former employee, as a subject of its investigation into the Parmalat matter. On March 2, 2004, the Public

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Prosecutor further advised the Corporation that the activities of the Corporation and two additional employees in Milan, Italy, Luis Moncada and Antonio Luzi, were also under investigation. These employees concurrently submitted letters of resignation.

On May 26, 2004, the Public Prosecutor’s Office filed criminal charges against the Corporation’s former employees, Antonio Luzi, Luis Moncada, and Luca Sala, alleging market manipulation in connection with Parmalat. The Public Prosecutor’s Office also filed a related charge against the Corporation asserting administrative liability based on an alleged failure to maintain an organizational model sufficient to prevent the alleged criminal activities of its former employees.

Preliminary hearings regarding the administrative charge against the Corporation and the criminal charges against the former employees have been held in the Court of Milan, Italy, the first of which took place on October 5, 2004. At this and subsequent hearings, a number of persons filed requests to participate in the proceedings as damaged civil parties under Italian law. Various preliminary hearings and pre-trial proceedings are on-going.

On March 5, 2004, a First Amended Complaint was filed in a putative securities class action pending in the U.S. District Court for the Southern District of New York entitled Southern Alaska Carpenters Pension Fund et al. v. Bonlat Financing Corporation et al., which names the Corporation as a defendant. The First Amended Complaint alleges causes of action against the Corporation for violations of the federal securities laws based upon the Corporation’s alleged role in the alleged Parmalat accounting fraud. This action was consolidated with several other class actions filed against multiple defendants, and on October 18, 2004, an Amended Consolidated Complaint was filed. Unspecified damages are being sought. The Corporation filed a motion to dismiss the Amended Consolidated Complaint. The motion to dismiss is pending.

On October 7, 2004, Enrico Bondi filed an action in the U.S. District Court for the Western District of North Carolina against the Corporation and various related entities, entitled Dr. Enrico Bondi, Extraordinary Commissioner of Parmalat Finanziaria, S.p.A., et al v. Bank of America Corporation, et al (the Bondi Action). The complaint alleges federal and state RICO claims and various state law claims, including fraud. The plaintiff seeks $10 billion in damages. A motion to dismiss is pending.

The Corporation has requested that the MDL Panel consolidate and/or coordinate pre-trial proceedings in the Bondi Action with other lawsuits filed by Enrico Bondi against non-Bank of America defendants. On December 14, 2004, the Corporation requested that the Bondi Action be transferred to the federal court in New York for pre-trial purposes. That request is pending before the MDL Panel.

Pension Plan Matters

The Corporation is a defendant in a putative class action, entitled Anita Pothier, et al. v. Bank of America Corp., et al., which was filed in June 2004 in the U.S. District Court for the Southern District of Illinois. The action is brought on behalf of all participants in or beneficiaries of any cash balance defined benefit plan maintained by the Corporation or its predecessors. The complaint names as defendants the Corporation, Bank of America, N.A., The Bank of America Pension Plan (formerly known as the NationsBank Cash Balance Plan) and its predecessor plans, The Bank of America 401(k) Plan (formerly known as the NationsBank 401(k) Plan) and its predecessor plans, the Bank of America Corporation Corporate Benefits Committee and various members thereof, various current and former directors of the Corporation and certain of its predecessors, and PricewaterhouseCoopers LLP. The named plaintiffs are alleged to be current or former participants in one or more employee benefit pension plans sponsored or participated in by the Corporation or its predecessors.

The complaint alleges the defendants violated various provisions of ERISA, including that the cash balance formula of The Bank of America Pension Plan and a predecessor plan, the BankAmerica Pension Plan, violated ERISA’s defined benefit pension plan standards. In addition, the complaint alleges age discrimination in the design and operation of the cash balance plans at issue, improper benefit to the

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Corporation and its predecessors, interference with the attainment of pension rights, and various prohibited transactions and fiduciary breaches. The complaint further alleges that certain voluntary transfers of assets by participants in The Bank of America 401(k) Plan and certain predecessor plans to The Bank of America Pension Plan violated ERISA.

The complaint alleges that the participants in these plans are entitled to greater benefits and seeks declaratory relief, monetary relief in an unspecified amount, equitable relief, including an order reforming The Bank of America Pension Plan, attorneys’ fees and interest.

On February 9, 2005, the defendants in the Pothier action moved to transfer the venue of the Pothier action to the U.S. District Court for the Western District of North Carolina and to dismiss the complaint. These motions are pending. On February 8, 2005, plaintiffs informed the court that they intend to file a motion for partial summary judgment with respect to their claim relating to the calculation of lump sum benefits under the NationsBank Cash Balance Plan and/or The Bank of America Pension Plan. On February 18, 2005, one of the named plaintiffs moved to certify a class with respect to that claim. The motion for class certification is pending.

The IRS is conducting an audit of the 1998 and 1999 tax returns of The Bank of America Pension Plan and The Bank of America 401(k) Plan. This audit includes a review of voluntary transfers by participants of 401(k) plan assets to The Bank of America Pension Plan and whether such transfers were in accordance with applicable law. By letter dated December 10, 2004, the IRS advised the Corporation that the IRS has tentatively concluded that the voluntary transfers of participant accounts from The Bank of America 401(k) Plan to The Bank of America Pension Plan violated the anti-cutback rule of Section 411(d)(6) of the Internal Revenue Code. The Corporation is entitled to a conference of right to discuss this tentative conclusion before the IRS reaches a final decision, and the Corporation intends to exercise this right. The Corporation believes that it could be approximately one to two years before these IRS audit issues are resolved.

On September 29, 2004, a separate putative class action, entitled Donna C. Richards vs. FleetBoston Financial Corp. and the FleetBoston Financial Pension Plan (Fleet Pension Plan), was filed in the U.S. District Court for the District of Connecticut on behalf of any and all persons who are former or current Fleet employees who on December 31, 1996, were not at least age 50 with 15 years of vesting service and who participated in the Fleet Pension Plan before January 1, 1997, and who have participated in the Fleet Pension Plan at any time since January 1, 1997.

The complaint alleges that FleetBoston or its predecessor violated ERISA by amending the Fleet Financial Group, Inc. Pension Plan (a predecessor to the Fleet Pension Plan) to add a cash balance benefit formula without notifying participants that the amendment significantly reduced their plan benefits, by conditioning the amount of benefits payable under the Fleet Pension Plan upon the form of benefit elected, by reducing the rate of benefit accruals on account of age, and by failing to inform participants of the correct amount of their pensions and related claims. The complaint also alleges that the Fleet Pension Plan violates the “anti-backloading” rule of ERISA.

The complaint seeks equitable and remedial relief, including a declaration that the cash balance amendment to the Fleet Pension Plan was ineffective, additional unspecified benefit payments, attorneys’ fees and interest.

On December 28, 2004, plaintiff filed a motion for class certification. On January 25, 2005, the defendants in the Richards case moved to dismiss the action. These motions are pending.

WorldCom, Inc. (WorldCom)

BAS, Banc of America Securities Limited (BASL), FSI, other underwriters of WorldCom bonds issued in 2000 and 2001, and other parties have been named as defendants in a class action lawsuit filed in the U.S. District Court for the Southern District of New York entitled WorldCom Securities Litigation. The

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

complaint alleges claims against BAS and Fleet under Sections 11 and 12 of the Securities Act of 1933 in connection with 2000 (BAS) and 2001 (BAS and Fleet) public bond offerings and is brought on behalf of purchasers and acquirers of bonds issued in or traceable to these offerings. On October 24, 2003, the court certified a class consisting of “all persons and entities who purchased or otherwise acquired publicly-traded securities of WorldCom during the period beginning April 29, 1999 through and including June 25, 2002 and who were injured thereby.” Plaintiffs seek damages up to the amount of the public bond offerings underwritten by BAS and FSI, allegedly totaling approximately $1.5 billion. The court granted BASL’s motion to dismiss all claims against BASL. On December 15, 2004, the court issued a ruling, which granted in part and denied in part the underwriters’ summary judgment motion and the lead plaintiff’s summary judgment motion. On December 30, 2004, the underwriters filed a motion for reconsideration on the issue of plaintiff standing and a motion seeking resolution of certain issues not decided by the summary judgment ruling. These motions are pending. A trial date has been scheduled for March 17, 2005.

In addition, the Corporation, BAS, BASL, Fleet and Robertson Stephens International Limited (RSIL), along with other persons and entities, have been named as defendants in numerous individual actions that were filed in either federal or state courts arising out of alleged accounting irregularities of the books and records of WorldCom. Plaintiffs in these actions are typically institutional investors, including state pension funds, who allegedly purchased debt securities issued by WorldCom pursuant to public offerings in 1997, 1998, 2000 or 2001 and a private offering in December 2000. The majority of the complaints assert claims under Section 11 of the Securities Act of 1933, and some complaints include additional claims under the Securities Act of 1933 and/or claims under the Securities Exchange Act of 1934, state securities laws, other state statutes and common law theories. The complaints seek damages of unspecified amounts. Most of these cases were filed in state court, subsequently removed by defendants to federal courts and then transferred by the MDL Panel to the court where they were consolidated with WorldCom Securities Litigation for pre-trial purposes. Certain plaintiffs in these actions appealed the court’s decision denying their requests that the court remand their actions to the state courts in which they were originally filed. The Court of Appeals for the Second Circuit affirmed the court in May 2004. Certain plaintiffs petitioned the U.S. Supreme Court for a writ of certiorari, which the U.S. Supreme Court denied on January 10, 2005.

Three other such actions, one in Illinois state court, another in Tennessee state court, and another in Alabama state court remain pending.

Other Regulatory Matters

In the course of its business, the Corporation is subject to regulatory examinations, information gathering requests, inquiries and investigations. BAS and Banc of America Investment Services, Inc. (BAI) are registered broker/dealers and are subject to regulation by the SEC, the National Association of Securities Dealers, the New York Stock Exchange and state securities regulators. In connection with several formal and informal inquiries by those agencies, BAS and BAI have received numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their regulated activities.

The SEC is currently conducting a formal investigation with respect to certain trading and research-related activities of BAS during the period 1999 through 2001. The investigation is continuing, and the SEC staff has recently indicated informally that it is considering whether to recommend enforcement action against BAS with respect to certain of the matters under investigation.

Note 13—Shareholders’ Equity and Earnings Per Common Share

During the second quarter of 2004, the Board approved a 2-for-1 stock split in the form of a common stock dividend and increased the quarterly cash dividends 12.5 percent from $0.40 to $0.45 per post-split share. The common stock dividend was effective August 27, 2004 to common shareholders of record on August 6, 2004 and the cash dividend was effective September 24, 2004 to common shareholders of record on September 3, 2004. All prior period common share and related per common share information has been restated to reflect the 2-for-1 stock split.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the monthly share repurchase activity for the three months and years ended December 31, 2004, 2003 and 2002, including total common shares repurchased under announced programs, weighted average per share price and the remaining buyback authority under announced programs.

	Number of Common Shares Repurchased under Announced Programs(1)	Weighted Average Per Share Price(1)	Remaining Buyback Authority under Announced Programs(2)
(Dollars in millions, except per share information; shares in thousands)			Dollars	Shares
Three months ended March 31, 2004	24,306	$40.03	$12,378	204,178
Three months ended June 30, 2004	49,060	41.07	7,978	155,118
Three months ended September 30, 2004	40,430	43.56	6,217	114,688

October 1-31, 2004	16,102	44.24	5,505	98,586
November 1-30, 2004	11,673	45.84	4,969	86,913
December 1-31, 2004	6,288	46.32	4,678	80,625

Three months ended December 31, 2004	34,063	45.17

Year ended December 31, 2004	147,859	42.52

	Number of Common Shares Repurchased under Announced Programs(3)	Weighted Average Per Share Price(3)	Remaining Buyback Authority under Announced Programs(4)
(Dollars in millions, except per share information; shares in thousands)			Dollars	Shares
Three months ended March 31, 2003	36,800	$34.24	$13,930	270,370
Three months ended June 30, 2003	60,600	37.62	10,610	209,770
Three months ended September 30, 2003	50,230	40.32	8,585	159,540

October 1-31, 2003	13,800	40.28	8,029	145,740
November 1-30, 2003	64,212	37.68	5,610	81,528
December 1-31, 2003	33,044	38.10	4,351	48,484

Three months ended December 31, 2003	111,056	38.13

Year ended December 31, 2003	258,686	37.88

	Number of Common Shares Repurchased under Announced Programs(5)	Weighted Average Per Share Price(5)	Remaining Buyback Authority under Announced Programs(6)
(Dollars in millions, except per share information; shares in thousands)			Dollars	Shares
Three months ended March 31, 2002	62,414	$31.33	$8,200	202,556
Three months ended June 30, 2002	102,430	36.36	4,476	100,126
Three months ended September 30, 2002	33,556	33.31	3,359	66,570

October 1-31, 2002	15,200	34.29	2,837	51,370
November 1-30, 2002	4,200	35.02	2,690	47,170
December 1-31, 2002	—	—	2,690	47,170

Three months ended December 31, 2002	19,400	34.45

Year ended December 31, 2002	217,800	34.28

(1)	Reduced Shareholders’ Equity by $6.3 billion and increased diluted earnings per common share by $0.06 in 2004. These repurchases were partially offset by the issuance of approximately 121 million shares of common stock under employee plans, which increased Shareholders’ Equity by $3.9 billion, net of $127 of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by $0.06 in 2004.
(2)

On January 22, 2003, the Board authorized a stock repurchase program of up to 260 million shares of the Corporation’s common stock at an aggregate cost of $12.5 billion. This repurchase plan was completed during the second quarter of 2004. On January 28,

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

2004, the Board authorized a stock repurchase program of up to 180 million shares of the Corporation’s common stock at an aggregate cost not to exceed $9.0 billion and to be completed within a period of 18 months.

(3)	Reduced Shareholders’ Equity by $9.8 billion and increased diluted earnings per common share by $0.11 in 2003. These repurchases were partially offset by the issuance of approximately 139 million shares of common stock under employee plans, which increased Shareholders’ Equity by $4.2 billion, net of $123 of deferred compensation related to restricted stock awards, and decreased diluted earnings per common share by $0.08 in 2003.
(4)	On December 11, 2001, the Board authorized a stock repurchase program of up to 260 million shares of the Corporation’s common stock at an aggregate cost of up to $10.0 billion. This repurchase plan was completed during the second quarter of 2003. On January 22, 2003, the Board authorized a stock repurchase program of up to 260 million shares of the Corporation’s common stock at an aggregate cost of $12.5 billion. This repurchase plan was completed during the second quarter of 2004.
(5)	Reduced Shareholders’ Equity by $7.5 billion and increased diluted earnings per common share by $0.11 in 2002. These repurchases were partially offset by the issuance of approximately 100 million shares of common stock under employee plans, which increased Shareholders' Equity by $2.6 billion and decreased diluted earnings per common share by $0.06 in 2002.
(6)	On July 26, 2000, the Board authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost of up to $7.5 billion. This repurchase plan was completed during the first quarter of 2002. On December 11, 2001, the Board authorized a stock repurchase program of up to 260 million shares of the Corporation’s common stock at an aggregate cost of up to $10.0 billion. This repurchase plan was completed during the second quarter of 2003.

We will continue to repurchase shares, from time to time, in the open market or in private transactions through our previously approved repurchase plans.

At December 31, 2004, the Corporation had no shares issued and outstanding of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). ESOP Preferred Stock in the amounts of $54 million, $4 million and $7 million for 2004, 2003 and 2002, respectively, was converted into the Corporation’s common stock at a ratio of 3.36 shares of the Corporation’s common stock.

At December 31, 2004, the Corporation had 690,000 shares authorized and 382,450 shares, or $95 million, outstanding of Bank of America 6.75% Perpetual Preferred Stock with a stated value of $250 per share. Ownership is held in the form of depositary shares paying dividends quarterly at an annual rate of 6.75 percent. On or after April 15, 2006, the Corporation may redeem Bank of America 6.75% Perpetual Preferred Stock, in whole or in part, at its option, at $250 per share, plus accrued and unpaid dividends.

The Corporation also had 805,000 shares authorized and 700,000 shares, or $175 million, outstanding of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock with a stated value of $250 per share. Ownership is held in the form of depositary shares paying dividends quarterly at an annual rate of 6.60 percent through April 1, 2006. After April 1, 2006, the rate will adjust based on a U.S. Treasury security plus 50 bps. On or after April 1, 2006, the Corporation may redeem Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, in whole or in part, at its option, at $250 per share, plus accrued and unpaid dividends.

In addition to the preferred stock described above, the Corporation had 35,045 shares authorized and 7,739 shares, or $1 million, outstanding of the Series B Preferred Stock with a stated value of $100 per share paying dividends quarterly at an annual rate of 7.00 percent. The Corporation may redeem the Series B Preferred Stock, in whole or in part, at its option, at $100 per share, plus accrued and unpaid dividends.

All preferred stock outstanding has preference over our common stock with respect to the payment of dividends and distribution of our assets in the event of a liquidation or dissolution. Except in certain circumstances, the holders of preferred stock have no voting rights.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the changes in Accumulated OCI for 2004 and 2003.

	2004			2003
(Dollars in millions)	Pre-tax Amount	Income Tax Expense (Benefit)	After-tax Amount	Pre-tax Amount	Income Tax Expense (Benefit)	After-tax Amount
Balance, January 1	$(3,242)	$(1,094)	$(2,148)	$1,944	$712	$1,232
Net unrealized gains (losses)(1)	1,691	547	1,144	(3,774)	(1,314)	(2,460)
Less: Net realized gains recorded to net income	2,513	930	1,583	1,412	492	920

Balance, December 31	$(4,064)	$(1,477)	$(2,587)	$(3,242)	$(1,094)	$(2,148)

(1)	Net unrealized gains (losses) include the valuation changes of AFS debt and marketable equity securities, foreign currency translation adjustments, derivatives, and other.

The calculation of earnings per common share and diluted earnings per common share for 2004, 2003 and 2002 is presented below. See Note 1 of the Consolidated Financial Statements for a discussion on the calculation of earnings per common share.

(Dollars in millions, except per share information; shares in thousands)	2004	2003	2002
Earnings per common share
Net income	$14,143	$10,810	$9,249
Preferred stock dividends	(16)	(4)	(5)

Net income available to common shareholders	$14,127	$10,806	$9,244

Average common shares issued and outstanding	3,758,507	2,973,407	3,040,085

Earnings per common share	$3.76	$3.63	$3.04

Diluted earnings per common share
Net income available to common shareholders	$14,127	$10,806	$9,244
Convertible preferred stock dividends	2	4	5

Net income available to common shareholders and assumed conversions	$14,129	$10,810	$9,249

Average common shares issued and outstanding	3,758,507	2,973,407	3,040,085
Dilutive potential common shares(1, 2)	65,436	56,949	90,850

Total diluted average common shares issued and outstanding	3,823,943	3,030,356	3,130,935

Diluted earnings per common share	$3.69	$3.57	$2.95

(1)	For 2004, 2003 and 2002, average options to purchase 10 million, 19 million and 45 million shares, respectively, were outstanding but not included in the computation of earnings per common share because they were antidilutive.
(2)	Includes incremental shares from assumed conversions of convertible preferred stock, restricted stock units, restricted stock shares and stock options.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 14—Regulatory Requirements and Restrictions

The Board of Governors of the Federal Reserve System (FRB) requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the FRB were $6.9 billion and $4.1 billion for 2004 and 2003, respectively. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the Federal Reserve Bank amounted to $70 million and $317 million for 2004 and 2003, respectively.

The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. Bank of America, N.A. and Fleet National Bank declared and paid dividends of $5.9 billion and $1.3 billion, respectively, for 2004 to the parent. In 2005, Bank of America, N.A. and Fleet National Bank can declare and pay dividends to the parent of $4.7 billion and $790 million plus an additional amount equal to their net profits for 2005, as defined by statute, up to the date of any such dividend declaration. The other subsidiary national banks can initiate aggregate dividend payments in 2005 of $2.6 billion plus an additional amount equal to their net profits for 2005, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the subsidiary bank’s net profits for that year combined with its net retained profits, as defined, for the preceding two years.

The FRB, the OCC and the Federal Deposit Insurance Corporation (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2004 and 2003, the Corporation and Bank of America, N.A. were classified as well-capitalized under this regulatory framework. At December 31, 2004, Fleet National Bank was classified as well-capitalized under this regulatory framework. There have been no conditions or events since December 31, 2004 that management believes have changed the Corporation’s, Bank of America, N.A.’s or Fleet National Bank’s capital classifications.

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes Common Shareholders’ Equity, Trust Securities, minority interests and qualifying Preferred Stock, less Goodwill and other adjustments. Tier 2 Capital consists of Preferred Stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25 percent of risk-weighted assets and other adjustments. Tier 3 Capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the FRB and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 Capital can only be used to satisfy the Corporation’s market risk capital requirement and may not be used to support its credit risk requirement. At December 31, 2004 and 2003, the Corporation had no subordinated debt that qualified as Tier 3 Capital.

The capital treatment of Trust Securities is currently under review by the FRB due to the issuing trust companies being deconsolidated under FIN 46R. On May 6, 2004, the FRB proposed to allow Trust Securities to continue to qualify as Tier 1 Capital with revised quantitative limits that would be effective after a three-year transition period. As a result, the Corporation will continue to report Trust Securities in Tier 1 Capital. In addition, the FRB is proposing to revise the qualitative standards for capital instruments included in regulatory capital. The proposed quantitative limits and qualitative standards are not expected to have a material impact to the Corporation’s current Trust Securities position included in regulatory capital.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

On July 28, 2004, the FRB and other regulatory agencies issued the Final Capital Rule for Consolidated Asset-backed Commercial Paper Program Assets (the Final Rule). The Final Rule allows companies to exclude from risk-weighted assets, the assets of consolidated ABCP conduits when calculating Tier 1 and Total Risk-based Capital ratios. The Final Rule also requires that liquidity commitments provided by the Corporation to ABCP conduits, whether consolidated or not, be included in the capital calculations. The Final Rule was effective September 30, 2004. There was no material impact to Tier 1 and Total Risk-based Capital as a result of the adoption of this rule.

To meet minimum, adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A well-capitalized institution must generally maintain capital ratios 200 bps higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average Total Assets, after certain adjustments. The leverage ratio guidelines establish a minimum of three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well-capitalized. As of December 31, 2004, the Corporation was classified as well-capitalized for regulatory purposes, the highest classification.

Net Unrealized Gains (Losses) on AFS Debt Securities, Net Unrealized Gains on AFS Marketable Equity Securities and the Net Unrealized Gains (Losses) on Derivatives included in Shareholders’ Equity at December 31, 2004 and 2003, are excluded from the calculations of Tier 1 Capital and leverage ratios. The Total Capital ratio excludes all of the above with the exception of up to 45 percent of Net Unrealized Gains on AFS Marketable Equity Securities.

Regulatory Capital Developments

On June 26, 2004, the Basel Committee on Banking Supervision, consisting of an international consortium of central banks and bank supervisors, published the framework for a new set of risk-based capital standards (Basel II). Anticipating this event, in August 2003, the U.S. banking regulators had already issued an advance notice of proposed rulemaking to address issues in advance of publishing their proposed rules incorporating the new Basel II standards. Since then, the regulatory agencies have issued extensive supervisory guidance on the proposed standards. A notice of proposed rule-making covering possible revisions to risk-based capital regulations relating to the framework is expected in mid-2005; and final rules are expected by mid-2006. The Corporation and other large internationally active U.S. banks and bank holding companies will be expected to implement the framework’s “advanced approaches”—the advanced internal ratings-based approach for measuring credit risk and the advanced measurement approaches for operational risk—by year-end 2007. The Corporation is in the process of finalizing its plans to address Basel II.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents the regulatory risk-based capital ratios, actual capital amounts and minimum required capital amounts for the Corporation, Bank of America, N.A. and Bank of America, N.A. (USA) at December 31, 2004 and 2003, and for Fleet National Bank at December 31, 2004:

	December 31
	2004			2003
	Actual		Minimum	Actual		Minimum
(Dollars in millions)	Ratio	Amount	Required(1)	Ratio	Amount	Required(1)
Risk-based capital
Tier 1
Bank of America Corporation	8.10%	$64,281	$31,741	7.85%	$44,050	$22,452
Bank of America, N.A.	8.29	46,891	22,614	8.73	42,030	19,247
Fleet National Bank	10.10	14,741	5,837	—	—	—
Bank of America, N.A. (USA)	8.54	3,879	1,817	8.41	3,079	1,465
Total
Bank of America Corporation	11.63	92,266	63,482	11.87	66,651	44,904
Bank of America, N.A.	10.33	58,424	45,228	11.31	54,408	38,494
Fleet National Bank	13.32	19,430	11,673	—	—	—
Bank of America, N.A. (USA)	11.93	5,418	3,634	12.29	4,502	2,930
Leverage
Bank of America Corporation	5.82	64,281	33,142	5.73	44,050	23,055
Bank of America, N.A.	6.27	46,891	22,445	6.88	42,030	18,319
Fleet National Bank	8.15	14,741	5,427	—	—	—
Bank of America, N.A. (USA)	9.19	3,879	1,266	9.17	3,079	1,008

(1)	Dollar amount required to meet guidelines for adequately capitalized institutions.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 15—Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee’s compensation, age and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, based on age and years of service. The Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a periodic basis subject to the provisions of the Pension Plan. The benefits become vested upon completion of five years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA.

The Pension Plan has a balance guarantee feature, applied at the time a benefit payment is made from the plan, that protects participant balances transferred and certain compensation credits from future market downturns. The Corporation is responsible for funding any shortfall on the guarantee feature.

The Corporation sponsors a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide defined pension benefits to certain employees.

In addition to retirement pension benefits, full-time, salaried employees and certain part-time employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation.

As a result of the Merger, the Corporation assumed the obligations related to the plans of former FleetBoston. These plans are substantially similar to the legacy Bank of America plans discussed above, however, the FleetBoston Financial Pension Plan does not allow participants to select various earnings measures, rather the earnings rate is based on a benchmark rate. The tables within this Note include the information related to these plans beginning on April 1, 2004.

Reflected in these results are key changes to the Postretirement Health and Life Plans and the Nonqualified Pension Plans. On December 8, 2003, the President signed the Medicare Act into law. The Medicare Act introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide at least an actuarially equivalent benefit. In the third quarter of 2004, the Corporation adopted FSP No. 106-2, which resulted in a reduction of $53 million in the Corporation’s accumulated postretirement benefit obligation. In addition, the Corporation’s net periodic benefit cost for other postretirement benefits has decreased by $15 million for 2004 as a result of the remeasurement. Additionally, in 2002, a one-time curtailment charge resulted from freezing benefits for supplemental executive retirement agreements.

The following table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted average assumptions used to determine benefit obligations for the pension plans and postretirement plans at December 31, 2004 and 2003. Prepaid and accrued benefit costs are reflected in Other Assets, and Accrued Expenses and Other Liabilities, respectively, on the Consolidated Balance Sheet. The discount rate assumption is based on the internal rate of return for a portfolio of high quality bonds (Moody’s Aa Corporate bonds) with maturities that are consistent with projected future cash flows. For the Pension Plan and the FleetBoston Pension Plan (the Qualified Pension Plans), as well as the Postretirement Health and Life Plans, the discount rate at December 31, 2004, was 5.75 percent. For both the Qualified Pension Plans and the Postretirement Health and Life Plans, the expected long-term return on plan assets will be 8.50 percent for 2005. The expected return on plan assets is determined using the calculated market-

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

related value for the Qualified Pension Plans and the fair value for the Postretirement Health and Life Plans. The asset valuation method for the Qualified Pension Plans recognizes 60 percent of the market gains or losses in the first year, with the remaining 40 percent spread equally over the next four years.

	Qualified Pension Plans(1)		Nonqualified Pension Plans(1)		Postretirement Health and Life Plans(1)

(Dollars in millions)	2004	2003	2004	2003	2004	2003
Change in fair value of plan assets
(Primarily listed stocks, fixed income and real estate)
Fair value, January 1	$8,975	$7,518	$—	$—	$156	$181
FleetBoston balance, April 1, 2004	2,277	—	1	—	45	—
Actual return on plan assets	1,447	1,671	—	—	25	25
Company contributions(2)	200	400	63	47	40	13
Plan participant contributions	—	—	—	—	82	62
Benefits paid	(746)	(614)	(63)	(47)	(182)	(125)

Fair value, December 31	$12,153	$8,975	$1	$—	$166	$156

Change in projected benefit obligation
Projected benefit obligation, January 1	$8,428	$7,627	$712	$652	$1,127	$1,058
FleetBoston balance, April 1, 2004	2,045	—	377	—	196	—
Service cost	257	187	27	25	9	9
Interest cost	623	514	62	45	76	68
Plan participant contributions	—	—	—	—	82	62
Plan amendments	19	—	(74)	—	(12)	(36)
Actuarial loss	835	714	53	37	56	91
Benefits paid	(746)	(614)	(63)	(47)	(182)	(125)

Projected benefit obligation, December 31	$11,461	$8,428	$1,094	$712	$1,352	$1,127

Funded status, December 31
Accumulated benefit obligation (ABO)	$11,025	$8,028	$1,080	$628	n/a	n/a
Overfunded (unfunded) status of ABO	1,128	947	(1,079)	(628)	n/a	n/a
Provision for future salaries	436	400	14	84	n/a	n/a
Projected benefit obligation (PBO)	11,461	8,428	1,094	712	$1,352	$1,127

Overfunded (unfunded) status of PBO	$692	$547	$(1,093)	$(712)	$(1,186)	$(971)
Unrecognized net actuarial loss	2,364	2,153	234	195	112	139
Unrecognized transition obligation	—	—	—	—	252	291
Unrecognized prior service cost	328	364	(59)	18	—	6

Prepaid (accrued) benefit cost	$3,384	$3,064	$(918)	$(499)	$(822)	$(535)

Weighted average assumptions, December 31
Discount rate(3)	5.75%	6.25%	5.75%	6.25%	5.75%	6.25%
Expected return on plan assets	8.50	8.50	n/a	n/a	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00	4.00	n/a	n/a

(1)	The measurement date for the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans was December 31 of each year reported.
(2)	The Corporation’s best estimate of its contributions to be made to the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans in 2005 is $0, $114 and $37, respectively.
(3)	In connection with the Merger, the plans of former FleetBoston were remeasured on April 1, 2004 using a discount rate of 6 percent.
n/a	= not applicable

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amounts recognized in the Consolidated Financial Statements at December 31, 2004 and 2003 are as follows:

	Qualified Pension Plans		Nonqualified Pension Plans		Postretirement Health and Life Plans
(Dollars in millions)	2004	2003	2004	2003	2004	2003
Prepaid benefit cost	$3,384	$3,064	$—	$—	$—	$—
Accrued benefit cost	—	—	(918)	(499)	(822)	(535)
Additional minimum liability	—	—	(161)	(129)	—	—
Intangible asset	—	—	1	18	—	—
Accumulated other comprehensive income	—	—	160	111	—	—

Net amount recognized at December 31,	$3,384	$3,064	$(918)	$(499)	$(822)	$(535)

Net periodic pension benefit cost for 2004, 2003 and 2002 included the following components:

	Qualified Pension Plans			Nonqualified Pension Plans
(Dollars in millions)	2004	2003	2002	2004	2003	2002
Components of net periodic pension benefit cost
Service cost	$257	$187	$199	$27	$25	$27
Interest cost	623	514	540	62	45	44
Expected return on plan assets	(915)	(735)	(746)	—	—	—
Amortization of transition asset	—	—	—	—	—	—
Amortization of prior service cost	55	55	55	3	3	10
Recognized net actuarial loss	92	47	—	14	11	11
Recognized loss due to settlements and curtailments	—	—	—	—	—	26

Net periodic pension benefit cost	$112	$68	$48	$106	$84	$118

Weighted average assumptions used to determine net cost for years ended December 31
Discount rate(1)	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on plan assets	8.50	8.50	8.50	n/a	n/a	n/a
Rate of compensation increase	4.00	4.00	4.00	4.00	4.00	4.00

(1)	In connection with the Merger, the plans of former FleetBoston were remeasured on April 1, 2004, using a discount rate of 6 percent.
n/a	= not applicable

For 2004, 2003 and 2002, net periodic postretirement benefit cost included the following components:

(Dollars in millions)	2004(1)	2003	2002
Components of net periodic postretirement benefit cost
Service cost	$9	$9	$11
Interest cost	76	68	67
Expected return on plan assets	(16)	(15)	(17)
Amortization of transition obligation	32	32	32
Amortization of prior service cost	1	4	6
Recognized net actuarial loss	74	89	40

Net periodic postretirement benefit cost	$176	$187	$139

Weighted average assumptions used to determine net cost for years ended December 31
Discount rate(2)	6.25%	6.75%	7.25%
Expected return on plan assets	8.50	8.50	8.50

(1)	Includes the effect of the adoption of FSP No. 106-2, which reduced net periodic postretirement benefit cost by $15.
(2)	In connection with the Merger, the plans of former FleetBoston were remeasured on April 1, 2004, using a discount rate of 6 percent.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting standards. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health Care Plans. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the Postretirement Health Care Plans was 10 percent for 2005, reducing in steps to 5 percent in 2008 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $4 million and $56 million, respectively, in 2004, $4 million and $52 million, respectively, in 2003, and $5 million and $61 million, respectively, in 2002. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $3 million and $48 million, respectively, in 2004, $3 million and $48 million, respectively, in 2003, and $4 million and $52 million, respectively, in 2002.

Plan Assets

The Qualified Pension Plans have been established as retirement vehicles for participants, and trusts have been established to secure benefits promised under the Qualified Pension Plans. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long-term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any subsequent applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/reward profile of the assets. Asset allocation ranges are established, periodically reviewed, and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected earnings measures. For example, the common stock of the Corporation held in the trust is maintained as an offset to the exposure related to participants who selected to receive an earnings measure based on the return performance of common stock of the Corporation.

The Expected Return on Asset Assumption (EROA assumption) was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the funds’ past experience, and expectations on potential future market returns. The EROA assumption represents a long-term average view of the performance of the Qualified Pension Plans and Postretirement Health and Life Plan assets, a return that may or may not be achieved during any one calendar year. In a simplistic analysis of the EROA assumption, the building blocks used to arrive at the long-term return assumption would include an implied return from equity securities of 9 percent, debt securities of 6 percent, and real estate of 9 percent for all pension plans and postretirement health and life plans.

The Qualified Pension Plans’ asset allocation at December 31, 2004 and 2003 and target allocation for 2005 by asset category are as follows:

	2005 Target Allocation	Percentage of Plan Assets at December 31
Asset Category		2004	2003
Equity securities	65 – 80%	75%	71%
Debt securities	20 – 35%	23	28
Real estate	0 – 3%	2	1

Total		100%	100%

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Equity securities include common stock of the Corporation in the amounts of $871 million (7.17 percent of total plan assets) and $809 million (9.02 percent of total plan assets) at December 31, 2004 and 2003, respectively.

The Postretirement Health and Life Plans’ asset allocation at December 31, 2004 and 2003 and target allocation for 2005 by asset category are as follows:

	2005 Target Allocation	Percentage of Plan Assets at December 31
Asset Category		2004	2003
Equity securities	60 –75%	75%	69%
Debt securities	22 – 40%	24	31
Real estate	0 – 3%	1	—

Total		100%	100%

The Bank of America Postretirement Health and Life Plans had no investment in the common stock of the Corporation at December 31, 2004 or 2003. The FleetBoston Postretirement Health and Life Plans included common stock of the Corporation in the amount of $0.3 million (0.20 percent of total plan assets) at December 31, 2004.

Projected Benefit Payments

Benefit payments projected to be made from the Qualified Pension Plans, the Nonqualified Pension Plans and the Postretirement Health and Life Plans are as follows:

			Postretirement Health and Life Plans
(Dollars in millions)	Qualified Pension Plans(1)	Nonqualified Pension Plans(2)	Net Payments(3)	Medicare Subsidy
2005	$806	$114	$109	$—
2006	831	89	109	(6)
2007	856	81	107	(6)
2008	881	93	104	(6)
2009	908	92	101	(6)
2010 – 2014	4,803	519	457	(26)

(1)	Benefit payments expected to be made from the plans’ assets.
(2)	Benefit payments expected to be made from the Corporation’s assets.
(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

Defined Contribution Plans

The Corporation maintains qualified defined contribution retirement plans and nonqualified defined contribution retirement plans. As a result of the Merger, beginning on April 1, 2004, the Corporation maintains the defined contribution plans of former FleetBoston. There are two components of the qualified defined contribution plans, the Bank of America 401(k) Plan and the FleetBoston Financial Savings Plan (the 401(k) Plans), and an employee stock ownership plan (ESOP) and a profit-sharing plan. See Note 13 of the Consolidated Financial Statements for additional information on the ESOP provisions.

The Corporation contributed approximately $267 million, $204 million and $200 million for 2004, 2003 and 2002, respectively, in cash and stock. Contributions in 2003 and 2002 were utilized primarily to purchase the Corporation’s common stock under the terms of the Bank of America 401(k) Plan. At December 31, 2004 and 2003, an aggregate of 113 million shares and 45 million shares, respectively, of the Corporation’s common stock were held by the 401(k) Plans. During 2004, the Corporation converted the ESOP Preferred Stock held by the Bank of America 401(k) Plan to common stock so that there were no outstanding shares at December 31, 2004 in the 401(k) Plans. At December 31, 2003, one million shares of ESOP Preferred Stock were held by the Bank of America 401(k) Plan.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $4 million for 2004, $4 million for 2003 and $5 million for 2002. Payments to the plan for dividends on the ESOP Common Stock were $181 million, $128 million and $106 million during the same periods.

In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Note 16—Stock-based Compensation Plans

At December 31, 2004, the Corporation had certain stock-based compensation plans that are described below. For all stock-based compensation awards issued prior to January 1, 2003, the Corporation applied the provisions of APB 25 in accounting for its stock option and award plans. Stock-based compensation plans enacted after December 31, 2002, are accounted for under the provisions of SFAS 123. For additional information on the accounting for stock-based compensation plans and pro forma disclosures, see Note 1 of the Consolidated Financial Statements.

The following table presents information on equity compensation plans at December 31, 2004:

	Number of Shares to be Issued Upon Exercise of Outstanding Options(1,4)	Weighted Average Exercise Price of Outstanding Options(2)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans(3)
Plans approved by shareholders	228,770,883	$33.69	210,238,781
Plans not approved by shareholders	38,264,137	29.61	—

Total	267,035,020	$33.09	210,238,781

(1)	Includes 7,422,369 unvested restricted stock units.
(2)	Does not take into account unvested restricted stock units.
(3)	Excludes shares to be issued upon exercise of outstanding options.
(4)	In addition to the securities presented in the table above, there were outstanding options to purchase 77,938,908 shares of the Corporation's common stock and 2,597,920 unvested restricted stock units granted to employees of predecessor companies assumed in mergers. The weighted average option price of the assumed options was $32.39 at December 31, 2004.

The Corporation has certain stock-based compensation plans that were approved by its shareholders. These plans are the Key Employee Stock Plan and the Key Associate Stock Plan. Descriptions of the material features of these plans follow.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provided for different types of awards. These include stock options, restricted stock shares and restricted stock units. Under the plan, ten-year options to purchase approximately 260 million shares of common stock were granted through December 31, 2002, to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2004, approximately 111 million options were outstanding under this plan. No further awards may be granted.

Key Associate Stock Plan

On April 24, 2002, the shareholders approved the Key Associate Stock Plan to be effective January 1, 2003. This approval authorized and reserved 200 million shares for grant in addition to the remaining amount under the Key Employee Stock Plan as of December 31, 2002, which was approximately 34 million shares plus any shares covered by awards under the Key Employee Stock Plan that terminate, expire, lapse or are cancelled after December 31, 2002. Upon the Merger, the shareholders authorized an additional 102 million shares for grant under the Key Associate Stock Plan. At December 31, 2004, approximately 110 million options were outstanding under this plan. Approximately 10 million shares of restricted stock and

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

restricted stock units were granted during 2004. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date. The Corporation incurred restricted stock expense of $288 million, $276 million and $250 million in 2004, 2003 and 2002, respectively.

The Corporation has certain stock-based compensation plans that were not approved by its shareholders. These broad-based plans are the 2002 Associates Stock Option Plan and Take Ownership!. Descriptions of the material features of these plans follow.

2002 Associates Stock Option Plan

The Bank of America Corporation 2002 Associates Stock Option Plan covered all employees below a specified executive grade level. Under the plan, eligible employees received a one-time award of a predetermined number of options entitling them to purchase shares of the Corporation’s common stock. All options are nonqualified and have an exercise price equal to the fair market value on the date of grant. Approximately 108 million options were granted on February 1, 2002. During 2003, the first option vesting trigger was achieved. During 2004, the second option vesting trigger was achieved. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2004, approximately 33 million options were outstanding under this plan. The options expire on January 31, 2007. No further awards may be granted.

Take Ownership!

The Bank of America Global Associate Stock Option Program (Take Ownership!) covered all employees below a specified executive grade level. Under the plan, eligible employees received an award of a predetermined number of stock options entitling them to purchase shares of the Corporation’s common stock at the fair market value on the grant date. All options are nonqualified. At January 2, 2004, all options issued under this plan were fully vested. These options expire five years after the grant date. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2004, approximately 6 million options were outstanding under this plan. No further awards may be granted.

Additional stock option plans assumed in connection with various acquisitions remain outstanding and are included in the following tables. No further awards may be granted under these plans.

The following tables present the status of all plans at December 31, 2004, 2003 and 2002, and changes during the years then ended:

	2004		2003		2002
Employee stock options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1	320,331,380	$30.66	411,447,300	$29.10	369,100,032	$27.60
Options assumed through acquisition	78,761,708	28.68	—	—	—	—
Granted	63,472,170	40.80	61,336,790	35.03	171,671,430	30.73
Exercised	(111,958,135)	27.77	(132,491,842)	27.72	(98,116,356)	26.20
Forfeited	(13,055,564)	34.15	(19,960,868)	31.41	(31,207,806)	29.37

Outstanding at December 31	337,551,559	32.93	320,331,380	30.66	411,447,300	29.10

Options exercisable at December 31	243,735,846	30.73	167,786,372	30.02	179,151,940	29.51

Weighted average fair value of options granted during the year		$5.59		$6.77		$6.21

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	2004		2003		2002
Restricted stock/unit awards	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price
Outstanding unvested grants at January 1	16,170,546	$31.64	15,679,946	$30.37	13,183,492	$29.21
Share obligations assumed through acquisition	7,720,476	31.62	—	—	—	—
Granted	10,338,327	41.03	8,893,718	34.69	9,532,754	30.57
Vested	(12,031,945)	29.43	(7,697,576)	32.47	(6,763,746)	28.44
Canceled	(1,747,839)	38.10	(705,542)	32.85	(272,554)	29.48

Outstanding unvested grants at December 31	20,449,565	$37.12	16,170,546	$31.64	15,679,946	$30.37

The following table summarizes information about stock options outstanding at December 31, 2004:

	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Term	Weighted Average Exercise Price	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$ 5.00 - $15.00	1,262,953	0.4 years	$12.23	1,262,953	$12.23
$15.01 - $23.25	10,692,931	5.1 years	18.94	10,692,931	18.94
$23.26 - $32.75	168,421,939	4.8 years	28.93	168,068,284	28.92
$32.76 - $49.50	157,173,736	7.1 years	38.34	63,711,678	37.86

Total	337,551,559	5.9 years	$32.93	243,735,846	$30.73

Note 17—Income Taxes

The components of Income Tax Expense for 2004, 2003 and 2002 were as follows:

(Dollars in millions)	2004	2003	2002
Current income tax expense
Federal	$6,392	$4,642	$3,386
State	683	412	451
Foreign	405	260	349

Total current expense	7,480	5,314	4,186

Deferred income tax (benefit) expense
Federal	(407)	(222)	(270)
State	(11)	(45)	(200)
Foreign	16	4	26

Total deferred benefit	(402)	(263)	(444)

Total income tax expense(1)	$7,078	$5,051	$3,742

(1)	Does not reflect the deferred tax effects of Unrealized Gains and Losses on AFS Debt and Marketable Equity Securities, Foreign Currency Translation Adjustments and Derivatives that are included in Shareholders’ Equity. As a result of these tax effects, Shareholders’ Equity increased (decreased) by $383, $1,806 and $(1,090) in 2004, 2003 and 2002, respectively. Also, does not reflect tax benefits associated with the Corporation's employee stock plans which increased Shareholders' Equity by $401, $443 and $251 in 2004, 2003 and 2002, respectively. Goodwill has been reduced by $101, reflecting the tax benefits attributable to 2004 exercises of employee stock options issued by FleetBoston which had vested prior to the merger date.

Income Tax Expense for 2004, 2003 and 2002 varied from the amount computed by applying the statutory income tax rate to Income before Income Taxes. A reconciliation between the expected federal

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

income tax expense using the federal statutory tax rate of 35 percent to the Corporation’s actual Income Tax Expense and resulting effective tax rate for 2004, 2003 and 2002 follows:

	2004		2003		2002
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected federal income tax expense	$7,427	35.0%	$5,551	35.0%	$4,547	35.0%
Increase (decrease) in taxes resulting from:
Tax-exempt income, including dividends	(526)	(2.5)	(325)	(2.1)	(297)	(2.3)
State tax expense, net of federal benefit	437	2.1	239	1.5	210	1.6
Goodwill amortization	—	—	12	0.1	—	—
IRS tax settlement	—	—	(84)	(0.5)	(488)	(3.8)
Low income housing credits/other credits	(352)	(1.6)	(212)	(1.3)	(222)	(1.7)
Foreign tax differential	(78)	(0.4)	(50)	(0.3)	(58)	(0.4)
Other	170	0.8	(80)	(0.6)	50	0.4

Total income tax expense	$7,078	33.4%	$5,051	31.8%	$3,742	28.8%

During 2002, the Corporation reached a tax settlement agreement with the IRS. This agreement resolved issues for numerous tax returns of the Corporation and various predecessor companies and finalized all federal income tax liabilities, excluding those relating to FleetBoston, through 1999. As a result of the settlement, reductions in Income Tax Expense of $84 million in 2003 and $488 million in 2002 were recorded representing refunds received and reductions in previously accrued taxes.

The IRS is currently examining the Corporation’s federal income tax returns for the years 2000 through 2002, as well as the tax returns of FleetBoston and certain other subsidiaries for years ranging from 1997 to 2000. The Corporation’s current estimate of the resolution of these various examinations is reflected in accrued income taxes; however, final settlement of the examinations or changes in the Corporation’s estimate may result in future income tax expense or benefit.

Significant components of the Corporation’s net deferred tax liability at December 31, 2004 and 2003 are presented in the following table.

	December 31
(Dollars in millions)	2004	2003
Deferred tax liabilities
Equipment lease financing	$6,192	$5,321
Investments	1,088	905
Intangibles	803	955
Deferred gains and losses	251	189
State income taxes	192	281
Fixed assets	47	246
Employee compensation and retirement benefits	13	17
Other	435	560

Gross deferred tax liabilities	9,021	8,474

Deferred tax assets
Allowance for credit losses	3,668	2,421
Security valuations	2,326	1,876
Accrued expenses	533	421
Foreign tax credit carryforward	467	—
Available-for-sale securities	146	46
Loan fees and expenses	241	85
Net operating loss carryforwards	91	129
Other	1,150	280

Gross deferred tax assets	8,622	5,258

Valuation allowance(1)	(155)	(120)

Total deferred tax assets, net of valuation allowance	8,467	5,138

Net deferred tax liabilities(2)	$554	$3,336

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(1)	At December 31, 2004, $70 of the valuation allowance related to gross deferred tax assets was attributable to the Merger. Future recognition of the tax attributes associated with these gross deferred tax assets would result in tax benefits being allocated to reduce Goodwill.
(2)	The Corporation’s net deferred tax liability was adjusted on April 1, 2004, to include a net deferred tax asset of $2.0 billion attributable to the Merger.

The valuation allowance recorded by the Corporation at December 31, 2004 and 2003 represents net operating loss carryforwards generated by foreign subsidiaries and certain state deferred tax assets, where, in each case, it is more likely than not that realization will not occur. These net operating loss carryforwards begin to expire after 2005 and could fully expire after 2010.

The foreign tax credit carryforward reflected in the table above represents foreign income taxes paid that are creditable against future U.S. income taxes. If not used, these credits begin to expire after 2009 and could fully expire after 2014.

At December 31, 2004 and 2003, federal income taxes had not been provided on $1.1 billion and $871 million, respectively, of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997 that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $221 million and $185 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would result in 2004 and 2003, respectively.

On December 21, 2004, the FASB issued FSP No. 109-2 that provides accounting and disclosure guidance for the foreign earnings repatriation provision within the Act. For additional information on FSP No. 109-2 and the Act, see Note 1 of the Consolidated Financial Statements.

Note 18—Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for certain of the Corporation’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.

The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including intangible assets such as goodwill, franchise, and credit card and trust relationships.

Short-term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed, federal funds sold and purchased, resale and repurchase agreements, commercial paper and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Financial Instruments Traded in the Secondary Market

Held-to-maturity securities, AFS debt and marketable equity securities, trading account instruments and long-term debt traded actively in the secondary market have been valued using quoted market prices. The fair values of trading account instruments and securities are reported in Notes 3 and 5 of the Consolidated Financial Statements.

Derivative Financial Instruments

All derivatives are recognized on the Consolidated Balance Sheet at fair value, net of cash collateral held and taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Corporation’s derivative assets and liabilities is presented in Note 4 of the Consolidated Financial Statements.

Loans

Fair values were estimated for groups of similar loans based upon type of loan and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans and adjusted to reflect the inherent credit risk. Where quoted market prices were available, primarily for certain residential mortgage loans and commercial loans, such market prices were utilized as estimates for fair values.

Substantially all of the foreign loans reprice within relatively short timeframes. Accordingly, for foreign loans, the net carrying values were assumed to approximate their fair values.

Deposits

The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors.

The book and fair values of certain financial instruments at December 31, 2004 and 2003 were as follows:

	December 31
	2004		2003
(Dollars in millions)	Book Value	Fair Value	Book Value	Fair Value
Financial assets
Loans	$491,615	$496,873	$353,924	$357,770
Financial liabilities
Deposits	618,570	618,409	414,113	414,379
Long-term debt	98,078	102,439	75,343	79,442

Note 19—Business Segment Information

In connection with the Merger, the Corporation realigned its business segment reporting to reflect the new business model of the combined company. The Corporation reports the results of its operations through four business segments: Global Consumer and Small Business Banking, Global Business and Financial Services, Global Capital Markets and Investment Banking, and Global Wealth and Investment Management. Certain operating segments have been aggregated into a single business segment. The Corporation may periodically reclassify business segment results based on modifications to its management reporting and profitability measurement methodologies, and changes in organizational alignment.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Global Consumer and Small Business Banking provides a diversified range of products and services to individuals and small businesses through multiple delivery channels. Global Business and Financial Services primarily provides commercial lending and treasury management services to middle-market companies. Global Capital Markets and Investment Banking provides capital-raising solutions, advisory services, derivatives capabilities, equity and debt sales and trading for the Corporation’s clients as well as traditional bank deposit and loan products, treasury management and payment services to large corporations and institutional clients. Global Wealth and Investment Management offers investment, fiduciary and comprehensive banking and credit expertise, asset management services to institutional clients, high-net-worth individuals and retail customers, investment, securities and financial planning services to affluent and high-net-worth individuals, and retail clearing services for broker/dealers.

All Other consists primarily of Equity Investments, Noninterest Income and Expense amounts associated with the ALM process, including Gains on Sales of Debt Securities, the allowance for credit losses process, the residual impact of methodology allocations, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated.

Total Revenue includes Net Interest Income on a fully taxable-equivalent basis and Noninterest Income. The adjustment of Net Interest Income to a fully taxable-equivalent basis results in a corresponding increase in Income Tax Expense. The Net Interest Income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net Interest Income also reflects an allocation of Net Interest Income generated by assets and liabilities used in the Corporation’s ALM process.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

The following table presents Total Revenue and Net Income for 2004, 2003 and 2002, and Total Assets at December 31, 2004 and 2003 for each business segment, as well as All Other.

Business Segments

At and for the Year ended December 31

	Total Corporation			Global Consumer and Small Business Banking(1)
(Dollars in millions)	2004	2003	2002	2004	2003	2002
Net interest income (fully taxable-equivalent basis)	$29,513	$22,107	$21,511	$15,882	$11,059	$10,438
Noninterest income	20,097	16,450	13,580	9,239	8,539	6,633

Total revenue	49,610	38,557	35,091	25,121	19,598	17,071
Provision for credit losses	2,769	2,839	3,697	3,292	1,694	1,299
Gains on sales of debt securities	2,123	941	630	117	13	20
Amortization of intangibles	664	217	218	441	139	135
Other noninterest expense	26,363	19,938	18,227	12,234	9,565	8,674

Income before income taxes	21,937	16,504	13,579	9,271	8,213	6,983
Income tax expense	7,794	5,694	4,330	3,374	2,959	2,565

Net income	$14,143	$10,810	$9,249	$5,897	$5,254	$4,418

Period-end total assets	$1,110,457	$719,483		$336,832	$237,599

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Global Business and Financial Services(1)			Global Capital Markets and Investment Banking(1)
(Dollars in millions)	2004	2003	2002	2004	2003	2002
Net interest income (fully taxable-equivalent basis)	$6,535	$4,235	$4,252	$4,122	$4,289	$4,345
Noninterest income	2,705	1,606	1,424	4,927	4,045	3,856

Total revenue	9,240	5,841	5,676	9,049	8,334	8,201
Provision for credit losses	(384)	536	932	(459)	303	768
Losses on sales of debt securities	—	—	(6)	(10)	(14)	(92)
Amortization of intangibles	112	30	30	44	24	29
Other noninterest expense	3,444	2,068	2,200	6,512	5,303	4,896

Income before income taxes	6,068	3,207	2,508	2,942	2,690	2,416
Income tax expense	2,241	1,140	905	992	896	814

Net income	$3,827	$2,067	$1,603	$1,950	$1,794	$1,602

Period-end total assets	$213,206	$121,774		$307,451	$225,839

	Global Wealth and Investment Management(1)			All Other
(Dollars in millions)	2004	2003	2002	2004	2003	2002
Net interest income (fully taxable-equivalent basis)	$2,854	$1,952	$1,923	$120	$572	$553
Noninterest income	3,064	2,078	1,706	162	182	(39)

Total revenue	5,918	4,030	3,629	282	754	514
Provision for credit losses	(20)	11	320	340	295	378
Gains on sales of debt securities	—	—	—	2,016	942	708
Amortization of intangibles	62	20	20	5	4	4
Other noninterest expense	3,387	2,081	1,899	786	921	558

Income before income taxes	2,489	1,918	1,390	1,167	476	282
Income tax expense (benefit)	905	684	507	282	15	(461)

Net income	$1,584	$1,234	$883	$885	$461	$743

Period-end total assets	$121,974	$69,370		$130,994	$64,901

(1)	There were no material intersegment revenues among the segments.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents reconciliations of the four business segments’ Total Revenue, Net Income and Total Assets to consolidated totals. The adjustments presented in the table below include consolidated income and expense amounts not specifically allocated to individual business segments.

	Year Ended December 31
(Dollars in millions)	2004	2003	2002
Segments’ revenue	$49,328	$37,803	$34,577
Adjustments:
Revenue associated with unassigned capital	318	674	560
ALM activities(1)	(74)	500	294
Equity investments	440	(256)	(445)
Liquidating businesses	282	324	539
Fully taxable-equivalent basis adjustment	(716)	(643)	(588)
Other	(684)	(488)	(434)

Consolidated revenue	$48,894	$37,914	$34,503

Segments’ net income	$13,258	$10,349	$8,506
Adjustments, net of taxes:
Earnings associated with unassigned capital	212	459	399
ALM activities(1, 2)	1,117	870	523
Equity investments	192	(249)	(330)
Liquidating businesses	79	(19)	58
Merger and restructuring charges	(411)	—	—
Litigation expense	66	(150)	—
Tax settlement	—	—	488
Severance charge	—	—	(86)
Other	(370)	(450)	(309)

Consolidated net income	$14,143	$10,810	$9,249

	December 31
	2004	2003
Segments’ total assets	$979,463	$654,582
Adjustments:
ALM activities	131,751	103,313
Securities portfolio	177,803	59,333
Equity investments	8,064	6,250
Liquidating businesses	4,390	6,528
Elimination of excess earning asset allocations	(235,134)	(163,512)
Other, net	44,120	52,989

Consolidated total assets	$1,110,457	$719,483

(1)	Includes pre-tax whole mortgage loan sale gains/(losses) of $(2), $772 and $500 for 2004, 2003 and 2002, respectively.
(2)	Includes pre-tax Gains on Sales of Debt Securities of $2,011, $938 and $701 for 2004, 2003 and 2002, respectively.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 20—Bank of America Corporation (Parent Company Only)

The following tables present the Parent Company Only financial information:

Condensed Statement of Income

	Year Ended December 31
(Dollars in millions)	2004	2003	2002
Income
Dividends from subsidiaries:
Bank subsidiaries	$8,100	$8,950	$11,100
Other subsidiaries	133	34	10
Interest from subsidiaries	1,085	610	775
Other income	1,351	2,140	1,138

Total income	10,669	11,734	13,023

Expense
Interest on borrowed funds	1,861	1,391	1,700
Noninterest expense	1,797	2,181	1,361

Total expense	3,658	3,572	3,061

Income before income taxes and equity in undistributed earnings of subsidiaries	7,011	8,162	9,962
Income tax (expense) benefit	(122)	461	1,154

Income before equity in undistributed earnings of subsidiaries	6,889	8,623	11,116
Equity in undistributed earnings of subsidiaries:
Bank subsidiaries	6,680	2,093	(1,607)
Other subsidiaries	574	94	(260)

Total equity in undistributed earnings (losses) of subsidiaries	7,254	2,187	(1,867)

Net income	$14,143	$10,810	$9,249

Net income available to common shareholders	$14,127	$10,806	9,244

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Balance Sheet

	December 31
(Dollars in millions)	2004	2003
Assets
Cash held at bank subsidiaries	$47,138	$20,436
Securities	2,694	1,441
Receivables from subsidiaries:
Bank subsidiaries	10,546	10,042
Other subsidiaries	19,897	15,103
Investments in subsidiaries:
Bank subsidiaries	114,868	59,085
Other subsidiaries	1,499	818
Other assets	13,859	13,459

Total assets	$210,501	$120,384

Liabilities and shareholders’ equity
Commercial paper and other short-term borrowings	$20,774	$3,333
Accrued expenses and other liabilities	7,124	7,469
Payables to subsidiaries:
Bank subsidiaries	76	173
Other subsidiaries	13	29
Long-term debt	82,869	61,400
Shareholders’ equity	99,645	47,980

Total liabilities and shareholders’ equity	$210,501	$120,384

Condensed Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2004	2003	2002
Operating activities
Net income	$14,143	$10,810	$9,249
Reconciliation of net income to net cash provided by operating activities:
Equity in undistributed earnings (losses) of subsidiaries	(7,254)	(2,187)	1,867
Other operating activities, net	(1,168)	40	(2,537)

Net cash provided by operating activities	5,721	8,663	8,579

Investing activities
Net purchases of securities	(1,348)	(59)	(428)
Net payments from (to) subsidiaries	821	(1,160)	(2,025)
Other investing activities, net	3,348	(1,597)	(158)

Net cash provided by (used in) investing activities	2,821	(2,816)	(2,611)

Financing activities
Net increase (decrease) in commercial paper and other short-term borrowings	16,332	2,482	(7,505)
Proceeds from issuance of long-term debt	19,965	14,713	8,753
Retirement of long-term debt	(9,220)	(5,928)	(1,464)
Proceeds from issuance of common stock	3,939	4,249	2,632
Common stock repurchased	(6,286)	(9,766)	(7,466)
Cash dividends paid	(6,468)	(4,281)	(3,709)
Other financing activities, net	(102)	276	(338)

Net cash provided by (used in) financing activities	18,160	1,745	(9,097)

Net increase (decrease) in cash held at bank subsidiaries	26,702	7,592	(3,129)
Cash held at bank subsidiaries at January 1	20,436	12,844	15,973

Cash held at bank subsidiaries at December 31	$47,138	$20,436	$12,844

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Note 21—Performance by Geographic Area

Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at Total Assets, Total Revenue, Income (Loss) Before Income Taxes and Net Income (Loss) by geographic area. The Corporation identifies its geographic performance based upon the business unit structure used to manage the capital or expense deployed in the region, as applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related expense or capital deployed in the region.

		At December 31	Year Ended December 31
(Dollars in millions)	Year	Total Assets(1)	Total Revenue(2)	Income (Loss) Before Income Taxes		Net Income (Loss)
Domestic(3)	2004 2003 2002	$1,046,639 672,834	$46,156 36,541 32,884	$20,072 15,955 13,537		$13,384 10,843 9,548

Asia	2004 2003 2002	21,658 20,016	708 414 639	330 82 218		237 71 157

Europe, Middle East and Africa	2004 2003 2002	27,536 23,858	1,136 847 838	353 (14 (367	) )	234 (1 (210	) )

Latin America and the Caribbean	2004 2003 2002	14,624 2,775	894 112 142	466 (162 (397	) )	288 (103 (246	) )

Total Foreign	2004 2003 2002	63,818 46,649	2,738 1,373 1,619	1,149 (94 (546	) )	759 (33 (299	) )

Total Consolidated	2004 2003 2002	$1,110,457 719,483	$48,894 37,914 34,503	$21,221 15,861 12,991		$14,143 10,810 9,249

(1)	Total Assets includes long-lived assets, which are primarily located in the U.S.
(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.
(3)	Includes the Corporation's Canadian operations, which had Total Assets of $4,849 and $2,799 at December 31, 2004 and 2003, respectively; Total Revenue of $88, $96 and $96; Income before Income Taxes of $49, $60 and $111; and Net Income of $41, $12 and $83 for the years ended December 31, 2004, 2003 and 2002, respectively.